SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.     )

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Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

CENTENE CORPORATION

(Name of Registrant as Specified In Its Charter)

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Centene Place

7711 Carondelet Avenue

St. Louis, Missouri 63105

March 19, 2007

Dear Fellow Stockholders:

Our 2007 Annual Meeting of Stockholders will be held at The Ritz-Carlton, 100 Carondelet Avenue, St. Louis, Missouri, at 10:00 A.M., central daylight savings time, on Tuesday, April 24, 2007. Annual meetings play an important role in maintaining communications and understanding among our management, board of directors and stockholders, and I hope that you will be able to join us.

On the pages following this letter you will find the Notice of 2007 Annual Meeting of Stockholders which lists the matters to be considered at the meeting, and the proxy statement which describes the matters listed in the Notice. We have also enclosed our 2006 Annual Report to Stockholders.

If you are a stockholder of record you may vote by internet, telephone, mail or at the meeting. We have enclosed your proxy card which allows you to vote on the matters considered at the meeting. To vote by internet or telephone, please follow the instructions on the enclosed proxy card. To vote by mail, simply mark, sign and date your proxy card, and then promptly mail the completed proxy card in the enclosed postage-paid envelope. You may attend the meeting and vote in person even if you have previously voted.

If your shares are held in the name of a bank, broker or other holder of record, you will receive instructions from the holder of record that you must follow in order for your shares to be voted.

Sincerely,

MICHAEL F. NEIDORFF
Chairman, President and Chief Executive Officer

THE ABILITY TO HAVE YOUR VOTE COUNTED AT THE MEETING IS AN IMPORTANT

STOCKHOLDER RIGHT, AND I HOPE YOU WILL CAST YOUR VOTE IN PERSON

OR BY PROXY REGARDLESS OF THE NUMBER OF SHARES YOU HOLD.

CENTENE CORPORATION

CENTENE PLACE

7711 CARONDELET AVENUE

ST. LOUIS, MISSOURI 63105

NOTICE OF 2007 ANNUAL MEETING OF STOCKHOLDERS

Time and Date	10:00 A.M., central daylight savings time, on Tuesday, April 24, 2007

Place	The Ritz-Carlton 100 Carondelet Avenue St. Louis, Missouri 63105 Amphitheatre

Items of Business	At the meeting, we will ask you and our other stockholders to consider and act upon the following matters:

(1) to elect two Class III directors to three-year terms;

(2) to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2007;

(3)    approve amendments to the 2003 Stock Incentive Plan to increase the number of shares of common stock reserved for issuance under the plan by 800,000, from 5,100,000 to 5,900,000, and to effect certain other changes;

(4) approve the 2007 Long-Term Incentive Plan; and

(5) to transact any other business properly presented at the meeting.

Record Date	You may vote if you were a stockholder of record at the close of business on March 2, 2007.

Proxy Voting	It is important that your shares be represented and voted at the meeting. Whether or not you plan to attend the meeting, please vote by internet, telephone or mail. You may revoke your proxy at any time before its exercise at the meeting. Please reference the enclosed proxy card for additional information.

Stockholder List	A list of stockholders entitled to vote will be available at the meeting. In addition, you may contact our Secretary, Keith H. Williamson, at our address as set forth in the notice appearing before this proxy statement, to make arrangements to review a copy of the stockholder list at our offices located at Centene Place, 7711 Carondelet Avenue, St. Louis, Missouri, before the meeting, between the hours of 8:00 A.M. and 5:00 P.M., central daylight savings time, on any business day from April 10, 2007, up to one hour prior to the time of the meeting.

Attending the Annual Meeting	If you would like to attend the meeting, please bring evidence to the meeting that you own common stock, such as a stock certificate, or, if your shares are held by a broker, bank or other nominee, please bring a recent brokerage statement or a letter from the nominee confirming your beneficial ownership of such shares. You must also bring a form of personal identification.

By order of the board of directors,

Keith H. Williamson Secretary

St. Louis, Missouri

March 19, 2007

PROXY STATEMENT

FOR THE

CENTENE CORPORATION

2007 ANNUAL MEETING OF STOCKHOLDERS

INFORMATION ABOUT THE MEETING

This Proxy Statement

We have sent you this proxy statement and the enclosed proxy card because our board of directors is soliciting your proxy to vote at our 2007 Annual Meeting of Stockholders or any adjournment or postponement of the meeting. The meeting will be held at 10:00 A.M., central daylight savings time, on Tuesday, April 24, 2007, at The Ritz-Carlton, 100 Carondelet Avenue, St. Louis, Missouri.

•	THIS PROXY STATEMENT summarizes information about the proposals to be considered at the meeting and other information you may find useful in determining how to vote.

•	THE PROXY CARD is the means by which you actually authorize another person to vote your shares in accordance with the instructions.

Our directors, officers and employees may solicit proxies in person or by telephone, mail, electronic mail or facsimile. We will pay the expenses of soliciting proxies, although we will not pay additional compensation to these individuals for soliciting proxies. We will request banks, brokers and other nominees holding shares for a beneficial owner to forward copies of the proxy materials to those beneficial owners and to request instructions for voting those shares. We will reimburse these banks, brokers and other nominees for their related reasonable expenses. Although no proxy solicitor has been engaged at this time, we may determine it is necessary to employ an outside firm to assist in the solicitation process. If so, we will pay the proxy solicitor reasonable and customary fees.

We are mailing this proxy statement and the enclosed proxy card to stockholders for the first time on or about March 19, 2007. In this mailing, we are including a copy of our 2006 Annual Report to Stockholders.

Who May Vote

Holders of record of our common stock at the close of business on March 2, 2007 are entitled to one vote per share on each matter properly brought before the meeting. The enclosed proxy card states the number of shares you are entitled to vote.

A list of stockholders entitled to vote will be available at the meeting. In addition, you may contact our Secretary, Keith H. Williamson, at our address as set forth in the notice appearing before this proxy statement, to make arrangements to review a copy of the stockholder list at our offices located at Centene Place, 7711 Carondelet Avenue, St. Louis, Missouri, before the meeting, between the hours of 8:00 A.M. and 5:00 P.M., central daylight savings time, on any business day from April 10, 2007, up to one hour prior to the time of the meeting.

How to Vote

You may vote your shares at the meeting in person or by proxy:

•

TO VOTE IN PERSON, you must attend the meeting, and then complete and submit the ballot provided at the meeting. If your shares are held in the name of a bank, broker or other nominee holder, you will receive instructions from the holder of record explaining how your shares may be voted. Please note that, in such an event, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the meeting.

•

TO VOTE BY PROXY, you must follow the instructions on the enclosed proxy card and then vote via internet, telephone or mail the proxy card in the enclosed postage-paid envelope. Your proxy will be valid only if you vote before the meeting. By voting, you will direct the designated persons to vote your shares at the meeting in the manner you specify in the proxy card. If you complete the proxy card with the exception of the voting instructions, then the designated persons will vote your shares in accordance with the instructions contained therein, and if no choice is specified, such proxies will be voted in favor of the matters set forth in the accompanying Notice of Annual Meeting. If any other business properly comes before the meeting, the designated persons will have the discretion to vote your shares as they deem appropriate.

Even if you complete and return a proxy card, you may revoke it at any time before it is exercised by taking one of the following actions:

•	send written notice to Keith H. Williamson, our Secretary, at our address as set forth in the notice appearing before this proxy statement;

•	send us another signed proxy with a later date; or

•	attend the meeting, notify our Secretary that you are present, and then vote by ballot.

Attending the Annual Meeting

If you would like to attend the Meeting, please bring evidence to the meeting that you own common stock, such as a stock certificate, or, if your shares are held by a broker, bank or other nominee, please bring a recent brokerage statement or a letter from the nominee confirming your beneficial ownership of such shares. You must also bring a form of personal identification.

Quorum Required to Transact Business

At the close of business on March 2, 2007, 43,470,964 shares of our common stock were outstanding. Our by-laws require that a majority of the shares of our common stock issued and outstanding on that date be represented, in person or by proxy, at the meeting in order to constitute the quorum we need to transact business. We will count abstentions and broker non-votes in determining whether a quorum exists. A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner.

Vote Required to Approve Proposals

In the election of directors, the two nominees receiving the greatest number of votes cast “FOR” shall be elected as directors. Abstentions and broker non-votes will have no effect on the voting outcome with respect to the election of directors.

The affirmative vote of the holders of a majority of the shares of common stock present or represented by proxy and entitled to vote on the matter at the meeting is necessary to ratify the selection of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2007. Abstentions with respect to a matter are considered present and entitled to vote and therefore will have the same effect as a vote against the proposal. Broker non-votes with respect to a matter will not be considered as present and entitled to vote with respect to the matter and thus will have no effect on the vote.

The affirmative vote of the holders of a majority of the shares of common stock present or represented by proxy and entitled to vote on the matter at the meeting is necessary to approve the amendments to the 2003 Stock Incentive Plan. Abstentions with respect to a matter are considered present and entitled to vote and therefore will have the same effect as a vote against the proposal. Broker non-votes with respect to a matter will not be considered as present and entitled to vote with respect to the matter and thus will have no effect on the vote.

The affirmative vote of the holders of a majority of the shares of common stock present or represented and voting on the matter at the meeting is necessary to approve the 2007 Long-Term Incentive Plan. Abstentions with respect to a matter are considered present and entitled to vote and therefore will have the same effect as a vote against the proposal. Broker non-votes with respect to a matter will not be considered as present and entitled to vote with respect to the matter and thus will have no effect on the vote.

DISCUSSION OF PROPOSALS

Proposal One: Election of Class III Directors

The first proposal on the agenda for the meeting is the election of two nominees to serve as Class III directors for three-year terms beginning at the meeting and ending at our 2010 Annual Meeting of Stockholders.

Under our by-laws, our board of directors has the authority to fix the number of directors, provided that the board must have between five and eleven members. The board of directors currently consists of eight members. Our by-laws provide that the board is to be divided into three classes serving for staggered three-year terms.

The board has nominated Steve Bartlett and Tommy Thompson, current Class III directors, for re-election to the board. Brief biographies of the nominees, as of March 2, 2007, follow. You will find information about their stock holdings on page 40.

Steve Bartlett	Mr. Bartlett has been a director since May 2004. Mr. Bartlett is President and Chief Executive Officer of The Financial Services Roundtable in Washington, D.C., a position he has held since 1999. Mr. Bartlett served as the Mayor of Dallas, Texas from 1991 to 1995 and as a Member of the U.S. House of Representatives from 1983 to 1991. Mr. Bartlett is 59 years old.

Tommy Thompson	Mr. Thompson has been a director since April 2005. Mr. Thompson is a partner in the firm of Akin Gump Strauss Hauer & Feld LLP in Washington, D.C.; is President of Logistics Health, Inc., a provider of medical readiness and homeland security solutions; and works for the consulting practice of Deloitte and Touche USA LLP. From 2001 to January 2005, Mr. Thompson served as secretary of U.S. Department of Health & Human Services. From 1987 to 2001, Mr. Thompson served as Governor of the State of Wisconsin. Mr. Thompson also serves as a director for C.R. Bard, Inc., a designer, manufacturer, and distributor of medical, surgical, diagnostic, and patient care devices; Pure Bioscience, a manufacturer and marketer of technology-based bioscience products; and Verichip Corporation, a developer and marketer of radio frequency identification systems. Mr. Thompson is 65 years old.

We expect that Messrs. Bartlett and Thompson will be able to serve if elected. If either of them is not able to serve, proxies may be voted for a substitute nominee or nominees.

The board believes the election of these two nominees is in our best interest and the best interest of our stockholders and recommends a vote “FOR” the election of the two nominees.

Proposal Two: Ratification of Appointment of Independent Registered Public Accounting Firm

KPMG LLP has served as our independent registered public accounting firm since June 2005 and audited our financial statements for the fiscal years ended December 31, 2005 and 2006. The audit committee has selected KPMG LLP to serve as our independent registered public accounting firm for the current fiscal year, and we are asking stockholders to ratify this appointment. Stockholder ratification of this selection is not required by our by-laws or other applicable legal requirements. Our board of directors is, however, submitting the selection of KPMG LLP to stockholders for ratification as a matter of good corporate practice. In the event that stockholders fail to ratify the selection, the audit committee will consider whether or not to retain that firm. Even if the selection is ratified, the audit committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the audit committee believes that a change would be in our and our stockholders’ best interest.

The affirmative vote of the holders of a majority of the shares present or represented by proxy and entitled to vote at the meeting is being sought to ratify the selection of KPMG LLP as our independent registered public accounting firm for the current fiscal year.

The board recommends that stockholders vote “FOR” the ratification of the selection of KPMG LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2007.

Proposal Three: Approval of Amendment to the 2003 Stock Incentive Plan

Overview

In March 2007, our board of directors adopted an amendment to our 2003 Stock Incentive Plan, referred to below as the 2003 Plan, that would increase the number of shares of common stock available for grant under the 2003 Plan by 800,000 from 5,100,000 to 5,900,000, subject to adjustment in the event of stock splits and other similar events. The board also approved an amendment to the 2003 Plan to the effect that no more than 400,000 shares of restricted stock, or shares underlying restricted stock units, in the aggregate may be granted under the 2003 Plan following the April 24, 2007, Annual Meeting of Stockholders.

In order to address potential stockholder concerns regarding the number of options, stock appreciation rights or restricted stock awards we intend to grant in a given year, the board of directors commits to our stockholders that for each of the next three fiscal years (commencing on January 1, 2007) it will not grant a number of shares subject to options, stock appreciation rights or restricted stock awards to employees or non-employee directors greater than 4.19% of the number of shares of our common stock outstanding as of January 1 of each fiscal year. For purposes of calculating the number of shares granted in a year, restricted stock awards will count as equivalent to (1) 1.5 option shares, if our annual stock price volatility is 53% or higher, (2) two option shares if our annual stock price volatility is between 25% and 52%, and (3) four option shares if our annual stock price volatility is less than 25%. Shares awards granted to new employees in connection with an acquisition are excluded from the foregoing calculation.

The increase in reserved shares under the 2003 Plan approved by the board in March 2007, referred to below as the Plan Amendment, will be effective subject to the approval of our stockholders. For a more complete description of the Plan Amendment, please see “Summary of the 2003 Plan” below and the copy of the 2003 Plan included as Appendix A to this proxy statement.

Under our 2003 Plan, we currently are authorized to award up to an aggregate of 5,100,000 shares of common stock to our officers, directors, employees, advisors and consultants. As of December 31, 2006, there were 31,534 shares of common stock available for grant under the 2003 Plan and an aggregate of 287,510 shares of common stock available for grant under our other existing stock incentive plans. If the Plan Amendment is approved, we will have approximately 831,534 shares available under the 2003 Plan, which the board believes will be sufficient for a reasonable period. The closing price of our common stock on March 2, 2007 was $23.85.

We use the 2003 Plan to attract and retain talented employees in a highly competitive employment market. Our management carefully considers all proposed grants under the 2003 Plan, and our compensation committee or chairman and chief executive officer, with authority delegated from our board of directors, approves all awards.

Our board of directors believes that our future success depends, in large part, upon our ability to maintain a competitive position to:

•	attract new employees and executives with competitive compensation packages;

•	retain our existing executives who are attractive candidates to other companies in our industries;

•	motivate and recognize our high performing individuals; and

•	ensure the availability of stock incentives for employees we hire as a result of acquisitions.

Accordingly, our board of directors believes the Plan Amendment is in our best interest and the best interest of our stockholders and recommends a vote “FOR” the Plan Amendment. In the event the Plan Amendment is not approved at the meeting, the board will reconsider the alternatives available to help attract, retain and motivate key individuals who are currently our employees or who become employees as the result of any future acquisitions.

The affirmative vote of a majority of the common stock entitled to vote and present in person or represented by proxy at the meeting is required for the approval of the Plan Amendment. Abstentions are considered present and entitled to vote and therefore will have the same effect as a vote against the proposal. Broker non-votes will not be considered as present and entitled to vote and thus will have no effect on the vote.

Summary of the 2003 Plan

The following is a brief summary of the 2003 Plan. A copy of the 2003 Plan, as proposed to be amended, is included as Appendix A to this proxy statement. The following summary is qualified in its entirety by reference to the 2003 Plan.

Types of Awards

The 2003 Plan provides for the grant of:

•	incentive stock options intended to qualify under Section 422 of the Internal Revenue Code;

•	non-statutory stock options;

•	restricted stock awards; and

•	restricted stock units, collectively referred to herein as awards; and

•	stock appreciation rights.

Options.    Optionees receive the right to purchase a specified number of shares of our common stock at a specified option price and are subject to such other terms and conditions as are specified in connection with the option grant. We may grant options only at an exercise price that is equal to or greater than the fair market value of our common stock on the date of grant. Under present law, incentive stock options and options intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code may not be granted at an exercise price less than the fair market value of our common stock on the date of grant or less than 110% of the fair market value in the case of incentive stock options granted to optionees holding more than 10% of the voting power of Centene. The 2003 Plan permits the following forms of payment of the exercise price of options:

•	payment by cash, check or in connection with a “cashless exercise” through a broker;

•	surrender of shares of our common stock that have been held for at least six months;

•	any other lawful means (other than promissory notes); or

•	any combination of these forms of payment.

Restricted Stock Awards.    Restricted stock awards entitle recipients to acquire shares of our common stock, subject to our right to repurchase all or part of such shares from the recipient at the issue price or other stated formula or price in the event that the conditions specified in the applicable award are not satisfied before the end of the applicable restriction period established for such award.

Restricted Stock Units.    Restricted stock unit awards entitle recipients to acquire shares of our common stock in the future, and we promise to complete the issuance of stock to the recipient promptly after the award vests. The right to acquire the stock will be subject to terms and conditions established by the board of directors and the shares received may be subject to restrictions or repurchase.

Stock Appreciation Rights.    A stock appreciation right, or SAR, is an award entitling the holder upon exercise to receive an amount in common stock determined in whole or in part by reference to appreciation, from and after the date of grant, in the fair market value of a share of common stock. SARs may be based solely on appreciation in the fair market value of common stock or on a comparison of such appreciation with some other measure of market growth such as appreciation in a recognized market index. SARs may be issued in tandem with options or as stand-alone rights. We may grant SARs only at an exercise price that is equal to or greater than the fair market value of our common stock on the date of grant.

Eligibility to Receive Awards

Our employees, officers, directors, consultants and advisors are eligible to be granted awards under the 2003 Plan. Under present law, however, incentive stock options may only be granted to employees of Centene or any of our subsidiaries. The maximum number of shares with respect to which awards may be granted to any participant under the 2003 Plan may not exceed 1,500,000 in any calendar year. In addition to the preceding limitation, the maximum number of shares (a) with respect to which awards may be granted in any calendar year, commencing in 2005, shall not exceed 2% of our total outstanding capital stock as of January 1 of such calendar year and (b) with respect to which restricted stock awards may be granted after April 24, 2007 may not exceed 400,000.

Plan Benefits

As of March 2, 2007, approximately 2,700 of our employees and directors were eligible to receive awards under the 2003 Plan, including our ten executive officers and seven non-employee directors.

The granting of awards under the 2003 Plan is discretionary, and we cannot now determine the number or type of awards to be granted in the future to any particular person or group. Such awards will be granted at the discretion of our board of directors or, in the event they have delegated this authority, their delegatee.

Administration

Our board of directors will administer the 2003 Plan. The board will have the authority to grant awards and adopt, amend and repeal the administrative rules, guidelines and practices relating to the 2003 Plan and to interpret the provisions of the 2003 Plan. Pursuant to the terms of the 2003 Plan, the board may delegate authority under the 2003 Plan to one or more committees or subcommittees of the board or one or more of our executive officers, provided that the board fixes the terms of the awards and the maximum number of shares that any executive officer may grant.

Subject to any applicable limitations contained in the 2003 Plan, the board or any committee to which the board delegates authority, as the case may be, will select the recipients of awards and determine:

•	the number of shares of our common stock covered by options and the dates upon which such options become exercisable;

•	the exercise price of options;

•	the duration of options; and

•

the number of shares of our common stock subject to any restricted stock or other stock-based awards and the terms and conditions of such awards, including conditions for repurchase, issue price and repurchase price, subject to the restriction on re-pricing described below.

No award made after July 19, 2005 to an employee may become exercisable in increments greater than one-third of the total award in any period of twelve consecutive months. The board is required to make appropriate adjustments in connection with the 2003 Plan and any outstanding awards to reflect stock splits, stock dividends, recapitalizations, spin-offs and other similar changes in capitalization.

Unless such action is approved by our stockholders:

•	no outstanding award granted under the 2003 Plan may be amended to provide for an exercise price per share that is less than the then-existing exercise price per share of such outstanding award,

•

the board may not cancel any outstanding award (whether or not granted under the 2003 Plan) and grant in substitution therefore new awards under the 2003 Plan covering the same or a different number of shares and having an exercise price per share less than the then-existing exercise price per share of the cancelled award and

•	no outstanding award granted under the 2003 Plan may be repurchased by the Company at a price greater than the current fair market value of the outstanding award.

If any award expires or is terminated, surrendered, canceled or forfeited, the unused shares of our common stock covered by such award will again be available for grant under the 2003 Plan, subject, however, in the case of incentive stock options, to any limitations under the Internal Revenue Code. Shares of common stock covered by SARs are counted against the number of shares available for future grant under the 2003 Plan and shares of common stock tendered to purchase shares of common stock upon the exercise of any award or satisfy tax withholding obligations are not added back to the number of shares available for future grant under the 2003 Plan.

Transferability

Transfers of awards under the 2003 Plan will be limited to transfers pursuant to qualified domestic relations orders and gratuitous transfers for the benefit of immediate family members, family trusts or family partnerships.

Amendment or Termination

No award may be made under the 2003 Plan after March 13, 2013, but awards previously granted may extend beyond that date. The board of directors may at any time amend, suspend or terminate the 2003 Plan, except that:

•	all material revisions (as defined by the applicable rules of the New York Stock Exchange in effect as of July 22, 2005) to the 2003 Plan shall be subject to stockholder approval, and

•

no award designated as subject to Section 162(m) of the Internal Revenue Code by the board after the date of such amendment shall become exercisable, realizable or vested (to the extent such amendment was required to grant such award) unless and until such amendment shall have been approved by our stockholders.

U.S. Federal Income Tax Consequences

The following is a summary of the United States federal income tax consequences that generally will arise with respect to awards granted under the 2003 Plan and with respect to the sale of common stock acquired under the 2003 Plan. This summary is based on the federal tax laws in effect as of the date of this proxy statement. Changes to these laws could alter the tax consequences described below. This summary is not intended to be a complete discussion of all the federal income tax consequences associated with the 2003 Plan. Accordingly, for precise advice as to any specific transaction or set of circumstances, participants should consult with their own tax and legal advisors. Participants should also consult with their own tax and legal advisors regarding the application of any state, local and foreign taxes and any federal gift, estate and inheritance taxes.

Incentive Stock Options.    In general, a participant will not recognize taxable income upon the grant or exercise of an incentive stock option. Instead, a participant will recognize taxable income with respect to an incentive stock option only upon the sale of common stock acquired through the exercise of the option, referred to below as ISO Stock, provided the participant has not ceased to be an employee for more than three months before the date of the exercise. The exercise of an incentive stock option, however, may subject the participant to the alternative minimum tax.

Generally, the tax consequences of selling ISO Stock will vary depending on the date on which it is sold. If the participant sells ISO Stock more than two years from the date the option was granted and more than one year from the date the option was exercised, then the participant will recognize long-term capital gain in an amount equal to the excess of the sale price of the ISO Stock over the exercise price.

If the participant sells ISO Stock before satisfying the above waiting periods, called a disqualifying disposition, then all or a portion of the gain recognized by the participant will be ordinary compensation income and the remaining gain, if any, will be a capital gain. The amount of the ordinary gain will be the difference between the lesser of the amount realized on disposition of the shares or the fair market value of the shares on the date of exercise and the exercise price of the stock. The amount of capital gain will be the amount not already realized as ordinary gain that the participant realizes upon disposition of the shares that exceeds the fair market value of those shares on the date the participant exercised the option. This capital gain will be a long-term capital gain if the participant has held the ISO Stock for more than one year before the date of sale.

If a participant sells ISO Stock for less than the exercise price, then the participant will recognize capital loss in an amount equal to the excess of the exercise price over the sale price of the ISO Stock. This capital loss will be a long-term capital loss if the participant has held the ISO Stock for more than one year before the date of sale.

Non-Statutory Stock Options.    As in the case of an incentive stock option, a participant will not recognize taxable income upon the grant of a non-statutory stock option. Unlike the case of an incentive stock option, however, a participant who exercises a non-statutory stock option generally will recognize ordinary compensation income in an amount equal to the excess of the fair market value of the common stock acquired through the exercise of the option, referred to below as NSO Stock, on the exercise date over the exercise price.

With respect to any NSO Stock, a participant will have a tax basis equal to the exercise price plus any income recognized upon the exercise of the option. Upon selling NSO Stock, a participant generally will recognize capital gain or loss in an amount equal to the difference between the sale price of the NSO Stock and the participant’s tax basis in the NSO Stock. This capital gain or loss will be a long-term gain or loss if the participant has held the NSO Stock for more than one year before the date of the sale.

Early-Exercise Alternative.    The board of directors may permit a participant to exercise the unvested portion of an option, subject to our right to repurchase the unvested shares. In general, a participant who exercises the unvested portion of an option and then makes a valid election under Section 83(b) of the Internal Revenue Code within 30 days of the exercise date should be taxed as if the underlying shares were vested shares with the consequences described above under “Incentive Stock Options” or “Non-Statutory Stock Options” (whichever is applicable), provided, however, that current law relating to incentive stock options in this context is not entirely certain. A participant who exercises the unvested portion of an option and does not make a valid Section 83(b) election within 30 days of the exercise date generally will be treated as having exercised the option to the extent that our repurchase right lapses with respect to the underlying shares. Otherwise, the participant will be taxed as described above under “Incentive Stock Options” or “Non-Statutory Stock Options,” whichever is applicable.

Restricted Stock Awards.    A participant will not recognize taxable income upon the grant of a restricted stock award unless the participant makes a Section 83(b) election. If the participant makes a valid Section 83(b) election within 30 days of the date of the grant, then the participant will recognize ordinary compensation income, for the year in which the award is granted, in an amount equal to the difference between the fair market value of our common stock at the time the award is granted and the purchase price paid for the common stock. If a valid Section 83(b) election is not made, then the participant will recognize ordinary compensation income, at the time that the forfeiture provisions or restrictions on transfer lapse, in an amount equal to the difference between the fair market value of our common stock at the time of such lapse and the original purchase price paid for the common stock. The participant will have a tax basis in the common stock acquired equal to the sum of the price paid and the amount of ordinary compensation income recognized.

Upon the disposition of the common stock acquired pursuant to a restricted stock award, the participant will recognize a capital gain or loss equal to the difference between the sale price of the common stock and the participant’s tax basis in the common stock. This capital gain or loss will be a long-term capital gain or loss if the shares are held for more than one year from earlier of the date that the participant made a Section 83(b) election or the forfeiture provisions and restrictions on transfer lapsed.

Restricted Stock Units.    The tax consequences of restricted stock units are substantially the same as the tax consequences of restricted stock, except that no Section 83(b) election may be made with respect to restricted stock units.

Stock Appreciation Rights.    A participant will not have income upon the grant of a SAR. A participant will have compensation income upon the exercise of a SAR equal to the appreciation in the value of the stock underlying the SAR. When the stock distributed in settlement of the SAR is sold, the participant will have capital gain or loss equal to the sales proceeds less the value of the stock on the exercise date. Any capital gain or loss will be long-term if the participant held the stock for more than one year and otherwise will be short-term.

Tax Consequences to Centene

The grant of an award under the 2003 Plan generally will have no tax consequences to us. Moreover, in general, neither the exercise of an incentive stock option nor the sale of any common stock acquired under the 2003 Plan will have any tax consequences to us. We, and our subsidiaries, generally will be entitled to a business-expense deduction, however, with respect to any ordinary compensation income recognized by a participant under the 2003 Plan, including in connection with a restricted stock award, restricted stock unit or SAR or as a result of the exercise of a non-statutory stock option or a disqualifying disposition. Any such deduction will be subject to the limitations of Section 162(m) of the Internal Revenue Code.

Proposal Four: Approval of the 2007 Long-Term Incentive Plan

Overview

In March 2007, our board of directors adopted, subject to stockholder approval, the 2007 Long-Term Incentive Plan, referred to below as the 2007 LTIP. The 2007 LTIP provides for cash-based awards to those employees selected by our compensation committee to participate in the 2007 LTIP. The purpose of the 2007 LTIP is to provide a means for our employees to develop a sense of proprietorship and personal involvement in our development and financial success and encourage them to devote their best efforts to our business, thereby advancing our interests and the interests of our stockholders. For a more complete description of the 2007 LTIP, please see “Summary of the 2007 LTIP” below and the copy of the 2007 LTIP included as Appendix B to this proxy statement.

As previously noted, our board of directors believes that our future success depends, in large part, upon our ability to maintain a competitive position to:

•	attract new employees and executives with competitive compensation packages;

•	retain our existing executives who are attractive candidates to other companies in our industries;

•	motivate and recognize our high performing individuals; and

•	ensure the availability of stock incentives for employees we hire as a result of acquisitions.

Accordingly, our board of directors believes the adoption of the 2007 LTIP is in our best interest and the best interest of our stockholders and recommends a vote “FOR” the adoption of the 2007 LTIP. In the event the adoption of the 2007 LTIP is not approved at the meeting, the board will reconsider the alternatives available to help attract, retain and motivate key individuals who are currently our employees or who become employees as the result of any future acquisitions.

The affirmative vote of a majority of the common stock entitled to vote and present in person or represented by proxy at the meeting is required for the adoption of the 2007 LTIP. Abstentions are considered present and entitled to vote and therefore will have the same effect as a vote against the proposal. Broker non-votes will not be considered as present and entitled to vote and thus will have no effect on the vote.

Summary of the 2007 LTIP

The following is a brief summary of the 2007 LTIP. A copy of the 2007 LTIP is included as Appendix B to this proxy statement. The following summary is qualified in its entirety by reference to the 2007 LTIP.

Cash-Based Awards

The 2007 LTIP provides for the grant of cash-based awards. Subject to the provisions of the 2007 LTIP, the compensation committee may determine the payment amount or range of payment amounts for any cash-based award and the terms of any such award, including, without limitation, the length of the performance period, any performance goals to be achieved during any performance period, the extent to which an award may be subject to reduction, cancellation, forfeiture or recoupment. The terms of an award will be set forth in an award agreement.

Cash-based awards will be paid in cash and/or vest in accordance with the terms of the award and, in the event the award contains performance goals, only after the end of the relevant performance period to the extent the applicable performance goals are met. The compensation committee may determine the extent to which a participant may receive payment for an award following, among other things, his or her termination of employment or in the event of a change in control of us which will be set forth in the award agreement.

Performance Measures

Any performance goals upon which the payment or vesting of an award to a covered employee under Section 162(m) of the Internal Revenue Code, other than a covered employee annual incentive award, will be determined by the compensation committee and will be based on performance measures that consist of one or any combination of two or more of the following:

•	net earnings or net income (before and after taxes);

•	earnings per share

•	net sales or revenue growth

•	net operating profit

•	return measures (including, but not limited to, return on assets, capital, invested capital, equity, sales, or revenue);

•	cash flow (including, but not limited to, operating cash flow, free cash flow, cash flow return on equity, and cash flow return on investment);

•	earnings before or after taxes, interest, depreciation, and/or amortization;

•	gross or operating margins;

•	productivity ratios;

•	share price (including, but not limited to, growth measures and total shareholder return);

•	expense targets;

•	margins;

•	operating efficiency;

•	market share;

•	customer satisfaction;

•	working capital targets; and

•	economic value added or EVA® (net operating profit after tax minus the sum of capital multiplied by the cost of capital).

The compensation committee may use these performance measure(s) to:

•

measure our performance, or the performance of any of our subsidiaries and/or affiliates, as a whole or measure the performance of any of our business units, or any of the business units of our subsidiaries and/or affiliates, or any combination thereof, as the compensation committee may deem appropriate;

•	compare any of the foregoing performance measures to the performance of a group of comparator companies, or a published or special index that the compensation committee deems appropriate; or

•	compare our share price (including, but not limited to, growth measures and total shareholder return) to various stock market indices.

Covered Employee Annual Incentive Awards

The compensation committee may designate certain covered employees under Section 162(m) of the Internal Revenue Code to be eligible to receive a monetary payment in any year based on a percentage of an incentive pool equal to the greater of: (i) 5% of our consolidated earnings before income taxes, excluding certain extraordinary items, for such year, (ii) 3% of our cash flow from operating activities for such year, or (iii) 8% of our consolidated net income for such year. The compensation committee shall allocate an incentive pool percentage to each designated employee at the beginning of each year. In no event may (i) the incentive pool percentage for any one designated employee exceed 50% of the total pool, and (ii) the sum of the incentive pool percentages for all designated employees cannot exceed 100% of the total pool. In no event may the portion of the incentive pool allocated to a designated employee be increased in any way. The compensation committee shall retain the discretion to adjust any such awards downward.

Eligibility to Receive Awards

Those of our employees, including employees of our subsidiaries, that are chosen by our board of directors or its delegatee are eligible to be granted awards under the 2007 LTIP.

Plan Benefits

As of March 2, 2007, approximately 50 of our employees were eligible to receive awards under the 2007 LTIP, including our ten executive officers. The following table presents awards granted in December 2006 which are subject to stockholder approval of the 2007 LTIP. Final cash payouts under these grants will be based upon meeting certain performance criteria over the three year period from January 1, 2007 through December 31, 2009.

	Dollar Value ($)
Name and Position	Target	Threshold	Maximum
Michael F. Neidorff Chairman, President and Chief Executive Officer	$1,425,000	$356,250	$2,137,500
J. Per Brodin Senior Vice President and Chief Financial Officer	180,000	45,000	270,000
William N. Scheffel Senior Vice President, Specialty Business Unit	425,000	106,250	637,500
Karey L. Witty[1] Senior Vice President, Health Plan Business Unit	450,000	112,500	675,000
Carol E. Goldman Senior Vice President and Chief Administrative Officer	195,000	48,750	292,500
All executive officers, as a group	3,465,000	866,250	5,197,500
All directors who are not executive officers, as a group	—	—	—
All employees who are not executive officers, as a group	1,008,500	252,125	1,512,750

[1]	The grant to Mr. Witty was forfeited effective March 2007.

The granting of awards under the 2007 LTIP is discretionary, and we cannot now determine the number of awards to be granted in the future to any particular person or group. Such awards will be granted at the discretion of the compensation committee.

Administration

Our compensation committee will administer the 2007 LTIP, subject to the provisions of the plan. The compensation committee will have the authority to:

•	interpret the provisions of the 2007 LTIP and any award agreement,

•	determine eligibility for awards and to adopt such rules, regulations, forms, instruments, and guidelines for administering the 2007 LTIP.

Such authority shall include, but not be limited to, selecting award recipients, establishing all award terms and conditions, including the terms and conditions in award agreements, granting awards as an alternative to or as the form of payment for grants or rights earned or due under our other compensation plans or arrangements, construing any ambiguous provisions of the 2007 LTIP or any award agreement, and, subject to the provisions of the 2007 LTIP adopting modifications and amendments to the 2007 LTIP or any award agreement, including without limitation, any that are necessary to comply with the laws of the countries and other jurisdictions in which we and our subsidiaries operate.

Pursuant to the terms of the 2007 LTIP, the compensation committee may delegate administrative duties under the 2007 LTIP to one or more members of the compensation committee, one or more of our officers or one or more of our agents or advisors. Subject to any applicable limitations contained in the 2007 LTIP, the compensation committee may delegate authority to one or more of our officers to select the recipients of awards and determine the size of any awards.

The compensation committee is required to make appropriate adjustments in connection with the 2007 LTIP and any outstanding awards to reflect stock splits, stock dividends, recapitalizations, spin-offs and other similar changes in capitalization.

Transferability

Transfers of awards under the 2007 LTIP will be limited to transfers by will or by the laws of descent and distribution.

Amendment or Termination

No award may be made under the 2007 LTIP after April 24, 2017, but awards previously granted may extend beyond that date. The board of directors may at any time amend, suspend or terminate the 2007 LTIP, except that no amendment may be made without stockholder approval, if such approval is required by law, regulation or stock exchange rule. Additionally, no termination, amendment, suspension or modification of the 2007 LTIP or an award agreement will adversely affect any outstanding award without the consent of the holder of such award.

U.S. Federal Income Tax Consequences

The following is a summary of the United States federal income tax consequences that generally will arise with respect to awards granted under the 2007 LTIP and with respect to the sale of common stock acquired under the 2007 LTIP. This summary is based on the federal tax laws in effect as of the date of this proxy statement. Changes to these laws could alter the tax consequences described below. This summary is not intended to be a complete discussion of all the federal income tax consequences associated with the 2007 LTIP. Accordingly, for precise advice as to any specific transaction or set of circumstances, participants should consult with their own tax and legal advisors. Participants should also consult with their own tax and legal advisors regarding the application of any state, local and foreign taxes and any federal gift, estate and inheritance taxes.

A participant generally will not recognize taxable income upon the grant of a cash-based award. Instead, a participant will recognize as ordinary income any cash delivered in payment of an amount due under the cash-based award. The ordinary income the participant recognizes will be subject to applicable tax withholding by the Company.

Tax Consequences to Centene

The grant of an award under the 2007 LTIP generally will have no tax consequences to us. We, and our subsidiaries, generally will be entitled to a business-expense deduction, however, with respect to any ordinary compensation income recognized by a participant under the 2007 LTIP, including in connection with a cash-based award or a covered employee annual incentive award. Any such deduction will be subject to the limitations of Section 162(m) of the Internal Revenue Code.

Other Matters

Our board of directors is not aware of any matters that are expected to come before the meeting other than those referred to in this proxy statement. If any other matter should properly come before the meeting, the persons named in the accompanying proxy card intend to vote the proxies in accordance with their best judgment.

The chairperson of the meeting may refuse to allow the transaction of any business not presented beforehand, or to acknowledge the nomination of any person not made, in compliance with the above procedures.

Submission of Future Stockholder Proposals

Under SEC rules, a stockholder who intends to present a proposal, including nomination of a director, at our 2008 Annual Meeting of Stockholders and who wishes the proposal to be included in the proxy statement for that meeting must submit the proposal in writing to Keith H. Williamson, our Secretary, at Centene Place, 7711 Carondelet Avenue, St. Louis, Missouri 63105, before November 16, 2007. SEC rules set standards for the types of stockholder proposals and the information that must be provided by the stockholder making the request.

A stockholder may also submit a proposal to be considered at our 2008 Annual Meeting of Stockholders pursuant to our by-laws, which provide that the proposal must be received by our Secretary not less than sixty days nor more than ninety days before that meeting. This notice must include the information required by the provisions of our by-laws, a copy of which may be obtained by writing to our Secretary at the address specified above. We have not yet set a date for our 2008 Annual Meeting of Stockholders. If the 2008 Annual Meeting of Stockholders were to be held on April 24, 2008, the anniversary of the 2007 Annual Meeting, the deadline for delivery of a stockholder proposal pursuant to our by-laws would be February 24, 2008. If a proposal is submitted pursuant to our by-laws by February 24, 2008 but after November 16, 2007, the stockholder may not require that the proposal be included in the proxy statement for the 2008 Annual Meeting of Stockholders. If the date of our 2008 Annual Meeting of Stockholders is advanced or delayed by more than 30 days from April 24, 2008, we shall inform our stockholders, in our earliest possible quarterly report on Form 10-Q, of such change and the new dates for submitting stockholder proposals.

INFORMATION ABOUT

CONTINUING DIRECTORS AND EXECUTIVE OFFICERS

Background Information about Directors Continuing in Office

Our Class I and Class II directors will continue in office following the meeting. The terms of our Class I directors will expire upon our 2008 Annual Meeting of Stockholders, and the terms of our Class II directors will expire upon our 2009 Annual Meeting of Stockholders. Brief biographies of these directors follow. You will find information about their holdings of common stock on page 40.

Class I Directors

Michael F. Neidorff	Mr. Neidorff has served as our Chairman, President and Chief Executive Officer since May 2004. From May 1996 to May 2004, Mr. Neidorff served as President, Chief Executive Officer and as a member of our board of directors. From 1995 to 1996, Mr. Neidorff served as a Regional Vice President of Coventry Corporation, a publicly traded managed care organization, and as the President and Chief Executive Officer of one of its subsidiaries, Group Health Plan, Inc. From 1985 to 1995, Mr. Neidorff served as the President and Chief Executive Officer of Physicians Health Plan of Greater St. Louis, a subsidiary of United Healthcare Corp., a publicly traded managed care organization now known as UnitedHealth Group Incorporated. Mr. Neidorff serves as director of Brown Shoe Company, Inc., a footwear company with global operations. Mr. Neidorff is 64 years old.

Richard A. Gephardt	Mr. Gephardt has been a director since December 2006. Mr. Gephardt has served as a consultant to Goldman, Sachs & Co. since January 2005, as Senior Advisor to DLA Piper since June 2005, and as Senior Advisor to FTI since January 2007. Mr. Gephardt served as a Member of the U.S. House of Representatives from 1977 to 2005. Mr. Gephardt also serves as a director for Spirit Aerosystems, Inc., a supplier of commercial airplane assemblies and components, and US Steel Corporation, a manufacturer of a wide variety of steel sheet, tubular and tin products, coke, and taconite pellets. Mr. Gephardt is 66 years old.

John R. Roberts	Mr. Roberts has been a director since March 2004. Mr. Roberts served as the Executive Director of Civic Progress, Inc., a St. Louis civic organization, from 2001 to December 2006. Mr. Roberts is a retired Managing Partner, Mid-South Region, Arthur Andersen LLP. He also serves as a director of Regions Financial Corporation, a provider of banking, brokerage, mortgage and insurance products and services, and Energizer Holdings, Inc., a manufacturer of household products. Mr. Roberts is 65 years old.

Class II Directors

Robert K. Ditmore	Mr. Ditmore has been a director since 1996. Mr. Ditmore is a retired President and Chief Operating Officer of United Healthcare Corp., a publicly traded managed care organization now known as UnitedHealth Group Incorporated, from 1985 to 1991, and a director of UnitedHealth Group Incorporated from 1985 to 1995. Mr. Ditmore is 73 years old.

Frederick H. Eppinger	Mr. Eppinger has been a director since April 2006. Mr. Eppinger has served as a director and President and Chief Executive Officer of The Hanover Insurance Group, Inc., a holding company for a group of insurers that offers a wide range of property and casualty products, since 2003. From 2001 to 2003, Mr. Eppinger was Executive Vice President of Property and Casualty Field and Service Operations for The Hartford Financial Services Group, Inc. From 2000 to 2001, he was Executive Vice President for ChannelPoint, Inc. From 1985 to 2000, he was in the financial institutions group at McKinsey & Company, an international management consulting firm, where he was admitted as a partner in 1992. Mr. Eppinger is 48 years old.

David L. Steward	Mr. Steward has been a director since May 2003. Mr. Steward is the founder of World Wide Technology, Inc. and has served as its Chairman since its founding in 1990. In addition, Mr. Steward has served as Chairman of Telcobuy.com, an affiliate of World Wide Technology, Inc., since 1997. World Wide Technology, Inc. and Telcobuy.com provide electronic procurement and logistics services to companies in the information technology and telecommunications industries. He also serves as director of First Banks, Inc., a registered bank holding company. Mr. Steward is 55 years old.

No director, including any director standing for election, or any associate of a director, is a party adverse to us or any of our subsidiaries in any material proceeding or has any material interest adverse to us or any of our subsidiaries. No director, including any director standing for election, is related by blood, marriage or adoption to any other director or any executive officer.

Background Information about Executive Officers

Our executive officers are elected by our board of directors and hold office until the first meeting of the board following an annual meeting of stockholders, subject, in the case of Michael F. Neidorff, to the term of his employment agreement with us. Brief biographies of our executive officers, as of March 2, 2007, follow. You will find information about their holdings of common stock on page 40.

Michael F. Neidorff	Mr. Neidorff is our Chairman, President and Chief Executive Officer. You will find background information about Mr. Neidorff on page 15.

J. Per Brodin	Mr. Brodin has served as our Senior Vice President and Chief Financial Officer since April 2006. Mr. Brodin served as our Vice President and Chief Accounting Officer from November 2005 to April 2006. From March 2002 to November 2005, Mr. Brodin served as Vice President, Accounting and Reporting for the May Department Stores Company. From 1989 to February 2002, Mr. Brodin was with the Audit and Business Advisory Practice of Arthur Andersen, LLP, the final two years as Senior Manager with their Professional Standards Group. Mr. Brodin is 45 years old.

Patti J. Darnley	Ms. Darnley has served as our Senior Vice President, Operations since September 2006. From March 2006 to September 2006, she served as our Regional Vice President of University Health Plans, Inc., or UHP, and Managed Health Services Insurance Corporation. From August 2004 to March 2006, she served as our Plan President of UHP. From June 1997 to August 2004, she served as Chief Financial Officer and Chief Operating Officer for University of Pittsburgh Medical Center. Ms. Darnley is 47 years old.

Marie J. Glancy	Ms. Glancy has served as our Senior Vice President, Operational Services and Regulatory Affairs since February 2006. Ms. Glancy served as our Senior Vice President, Government Relations from January 2005 to February 2006 and as our Vice President, Government Relations from July 2003 to January 2005. From 1996 to July 2003, Ms. Glancy served as a public policy executive for Deere and Company. Ms. Glancy is 48 years old.

Carol E. Goldman	Ms. Goldman has served as Senior Vice President, Chief Administration Officer since July 2002. From September 2001 to July 2002, Ms. Goldman served as our Plan Director of Human Resources. From 1998 to August 2001, Ms. Goldman was Human Resources Manager at Mallinckrodt Inc., a medical device and pharmaceutical company. Ms. Goldman is 49 years old.

Jesse N. Hunter	Mr. Hunter has served as our Vice President, Corporate Development since December 2006. From October 2004 to December 2006, he served as our Vice President, Mergers & Acquisitions. From July 2003 until October 2004, he served as the Director of Mergers & Acquisitions and from February 2002 until July 2003, he served as the Manager of Mergers & Acquisitions. Mr. Hunter is 31 years old.

Mary V. Mason, M.D.	Dr. Mason has served as our Senior Vice President and Chief Medical Officer since March 1, 2007. From April 2006 to February 2007, she served as our Vice President, Medical Affairs – Health Plans. From January 2006 to April 2006 she served as our National Medical Director. From September 2001 to December 2005, Dr. Mason was with Healthcare USA, a Medicaid Managed Care Company owned by Coventry Health Care, Inc. She served as Chief Medical Director in 2005 and as Medical Director from September 2001 through December 2004. Dr. Mason was also in private practice as a board certified internal medicine physician from 1999 to December 2004. Dr. Mason is 38 years old.

William N. Scheffel	Mr. Scheffel has served as our Senior Vice President, Specialty Business Unit since May 2005. From December 2003 until May 2005, he served as our Senior Vice President and Controller. From July 2002 to October 2003, Mr. Scheffel was a partner with Ernst & Young LLP. From 1975 to July 2002, Mr. Scheffel was with Arthur Andersen LLP. Mr. Scheffel is 53 years old.

Keith H. Williamson	Mr. Williamson has served as our Senior Vice President and General Counsel since November 2006. From 1988 until November 2006, he served at Pitney Bowes Inc. in various legal and executive roles, the last seven years as a Division President. Mr. Williamson also serves as a director of PPL Corp., an energy and utility holding company. Mr. Williamson is 54 years old.

Karey L. Witty	Mr. Witty served as our Senior Vice President, Health Plan Business Unit from April 2006 until March 2007. From August 2000 until April 2006, he served as our Senior Vice President and Chief Financial Officer. From March 1999 to August 2000, Mr. Witty served as our Vice President of Health Plan Accounting. From 1996 to March 1999, Mr. Witty was Controller of Heritage Health Systems, Inc., a healthcare company in Nashville, Tennessee. Mr. Witty is 42 years old.

No executive officer, or any associate of an executive officer, is a party adverse to us or any of our subsidiaries in any material proceeding or has any material interest adverse to us or any of our subsidiaries. No executive officer is related by blood, marriage or adoption to any director or any other executive officer.

INFORMATION ABOUT CORPORATE GOVERNANCE

General

We believe that good corporate governance is important to ensure that we are managed for the long-term benefit of our stockholders. Our Corporate Ethics and Compliance Program was first established in 1998 and provides methods by which we further enhance operations, safeguard against fraud and abuse and help assure that our values are reflected in everything we do. We have also reviewed and believe we are in compliance with the provisions of the Sarbanes-Oxley Act of 2002, the rules of the SEC, and the listing standards of the New York Stock Exchange.

Board and Committee Meetings

Our board of directors has responsibility for establishing broad corporate policies and reviewing our overall performance rather than day-to-day operations. The board's primary responsibility is to oversee the management of the company and, in so doing, serve the best interests of the company and its stockholders. The board selects, evaluates and provides for the succession of executive officers and, subject to stockholder election, directors. It reviews and approves corporate objectives and strategies, and evaluates significant policies and proposed major commitments of corporate resources. Management keeps the directors informed of our activities through regular written reports and presentations at board and committee meetings.

Our board held five regular meetings and seven special meetings through telephone conference calls during 2006 and acted by written consent once. All of our directors attended 75% or more of the meetings of the board and of any committees thereof on which they served. Our corporate governance guidelines provide that directors are expected to attend the 2007 Annual Meeting of Stockholders. All directors attended the 2006 Annual Meeting of Stockholders.

Our board of directors has appointed Robert K. Ditmore “presiding director” to preside at all executive sessions of “non-management” directors, as defined under the rules of the New York Stock Exchange. Executive sessions of non-management directors will be held at least twice a year.

Our board of directors has established three standing committees – Audit, Compensation, and Nominating and Governance – each of which operates under a charter that has been approved by our board. Current copies of each committee’s charter are posted on our website, www.centene.com, and are available in print to any stockholder who requests a copy.

Our board of directors has affirmatively determined that all directors except Michael F. Neidorff, our Chairman, President and Chief Executive Officer, and, therefore, a majority of our directors, as well as all of the members of each of the board’s three standing committees, are independent as defined under the rules of the New York Stock Exchange, including, in the case of all members of the Audit Committee, the independence requirements contemplated by Rule 10A-3 under the Exchange Act. In the course of the board's determination regarding the independence of each non-employee director, it considered any transactions, relationships and arrangements as required by the rules of the New York Stock Exchange. In particular, with respect to each of the most recent three completed fiscal years, the board evaluated for Tommy Thompson the amount of fees paid to a law firm in which he serves as a partner and determined that they were under 2% of the law firm's annual revenues. All directors, excluding Michael F. Neidorff, have no direct or indirect material relationship with us except for their role as a director or stockholder. The board also broadly considers what it deems to be all relevant facts and circumstances in determining the independence of its members.

Audit Committee

The Audit Committee’s responsibilities include:

•	appointing, retaining, evaluating, terminating, approving the compensation of, and assessing the independence of our independent registered public accounting firm;

•	overseeing the work of our independent auditor, including through the receipt and consideration of certain reports from the independent registered public accounting firm;

•	reviewing and discussing with management and the independent registered public accounting firm our annual and quarterly financial statements and related disclosures;

•	monitoring our internal control over financial reporting, disclosure controls and procedures and code of business conduct and ethics;

•	overseeing our internal audit function;

•	discussing our risk management policies;

•	establishing policies regarding hiring employees from our independent registered public accounting firm and procedures for the receipt and retention of accounting related complaints and concerns;

•	meeting independently with our internal auditing staff, independent registered public accounting firm and management; and

•	preparing the audit committee report required by SEC rules (which is included on page 23 of this proxy statement).

The board has determined that John R. Roberts is an “audit committee financial expert” as defined in Item 401(h) of Regulation S-K.

The current members of the Audit Committee are Steve Bartlett, Frederick H. Eppinger and John R. Roberts. The Chairman of the Audit Committee is John R. Roberts. The Audit Committee held four regular meetings in 2006.

Compensation Committee

The compensation committee is currently comprised of two members of our board of directors. The board has determined that each of the members of the compensation committee is “independent,” as defined under the rules of the New York Stock Exchange, or NYSE.

The compensation committee oversees our activities in the area of compensation and benefits (generally with regard to all employees and specifically with regard to officers) and reviews and makes recommendations concerning compensation-related matters to be submitted to the board and/or shareholders for approval. The committee’s responsibilities include:

•	annually reviewing and approving corporate goals and objectives relevant to our chief executive officer’s compensation;

•	determining our chief executive officer’s compensation;

•	reviewing and approving, or making recommendations to the board with respect to, the compensation of our other executive officers;

•	overseeing an evaluation of our senior executives;

•	overseeing and administering our equity incentive plans; and

•	reviewing and making recommendations to the board with respect to director compensation.

Members of management assist the committee in its responsibilities by providing recommendations for the committee’s approval concerning the design of our compensation program for our executive officers other than our chief executive officer, including those executive officers listed in the Summary Compensation Table for the 2006 fiscal year, who we refer to in this proxy statement as the Named Executive Officers, as well as recommended award levels. The design of our compensation program for our chief executive officer is determined solely by the committee. The committee considered information and data supplied by management and by Hewitt Associates, Inc., or Hewitt, a compensation and benefits consultant retained by management. In addition, since October 2006, the committee has retained Deloitte Consulting, or Deloitte, as its independent compensation consultant. Deloitte reports directly to the committee to review certain elements of our compensation program, including an evaluation of our current peer groups and the design of our annual and long-term incentive plans.

In 2006, the compensation committee utilized Hewitt to provide advice with respect to the base salaries, bonuses and long-term incentives of our officers, including our Named Executive Officers. The consultants analyzed the compensation levels of the Named Executive Officers of a peer group of companies for the most recently completed fiscal years and used proprietary valuation methodologies to value the long-term incentive compensation levels of the officers of the companies in the peer group. As discussed below, the compensation committee considered this information, along with a variety of other factors, in reviewing our executive compensation in 2006.

The committee delegates to management the authority to grant stock options and restricted stock units under the 2003 Stock Incentive Plan. Our chief executive officer is authorized to issue awards (other than to himself) of up to 12,000 shares to any one person during a calendar year, and is required to report any such grants to the compensation committee as it may request from time to time. The delegation of authority may be terminated by the compensation committee at any time and for any reason.

The current members of the Compensation Committee are Robert K. Ditmore and David L. Steward. The Chairman of the Compensation Committee is Robert K. Ditmore. The Compensation Committee met five times during 2006.

Nominating and Governance Committee

The Nominating and Governance Committee’s responsibilities include:

•	identifying individuals qualified to become members of the board;

•	recommending to the board the persons to be nominated for election as directors and to each of the board’s committees;

•	reviewing and making recommendations to the board with respect to management succession planning;

•	reviewing and recommending to the board corporate governance principles; and

•	overseeing an annual evaluation of the board’s performance.

The current members of the Nominating and Governance Committee are Robert K. Ditmore, David L. Steward and Tommy G. Thompson. The Chairman of the Nominating and Governance Committee is David L. Steward. The Nominating and Governance Committee met once during 2006.

Director Candidates

The process followed by the Nominating and Governance Committee to identify and evaluate director candidates includes requests to board members and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates and interviews of selected candidates by members of the Nominating and Governance Committee and the board.

In considering whether to recommend any particular candidate for inclusion in the board’s slate of recommended director nominees, the Nominating and Governance Committee will apply the criteria set forth in our Corporate Governance Guidelines. These criteria include the candidate’s integrity, business acumen, knowledge of our business and industry, age, experience, diligence, conflicts of interest and the ability to act in the interests of all stockholders. The Nominating and Governance Committee does not assign specific weights to particular criteria and no particular criterion is a prerequisite for each prospective nominee. We believe that the backgrounds and qualifications of our directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow the board to fulfill its responsibilities.

Stockholders may recommend individuals to the Nominating and Governance Committee for consideration as potential director candidates by submitting their names, together with appropriate biographical information and background materials and a statement as to whether the stockholder or group of stockholders making the recommendation has beneficially owned more than 5% of our common stock for at least one year as of the date such recommendation is made, to Nominating and Governance Committee, c/o Corporate Secretary, Centene Corporation, Centene Place, 7711 Carondelet Avenue, St. Louis, Missouri 63105. Assuming that appropriate biographical and background material has been provided on a timely basis in accordance with the procedures set forth in our by-laws, the Nominating and Governance Committee will evaluate stockholder-recommended candidates by following substantially the same process and applying substantially the same criteria as it follows for candidates submitted by others.

Stockholders also have the right under our bylaws to directly nominate director candidates, without any action or recommendation on the part of the Nominating and Governance Committee or the board, by following the procedures set forth under “Submission of Future Stockholder Proposals” of this proxy statement.

Communicating with Independent Directors

The board will give appropriate attention to written communications that are submitted by stockholders and other interested parties, and will respond if and as appropriate. The chairman of the Nominating and Governance Committee, with the assistance of our chief executive officer, is primarily responsible for monitoring communications from stockholders and other interested parties and for providing copies or summaries to the other directors as he or she considers appropriate.

Under procedures approved by a majority of the independent directors, communications are forwarded to all directors if they relate to important substantive matters and include suggestions or comments considered to be important for the directors to know. In general, communications relating to corporate governance and long-term corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances and matters as to which we tend to receive repetitive or duplicative communications.

Stockholders and interested parties who wish to send communications on any topic to the board should address such communications to Board of Directors c/o Corporate Secretary, Centene Corporation, Centene Place, 7711 Carondelet Avenue, St. Louis, Missouri 63105. Any stockholder or interested party who wishes to communicate directly with our presiding director, or with our non-employee directors as a group, should also follow the foregoing method.

Corporate Governance Guidelines

Our board of directors has adopted Corporate Governance Guidelines addressing, among other things, director qualifications and responsibilities, responsibilities of key board committees, director compensation and management succession. A current copy of the Corporate Governance Guidelines is posted on our website, www.centene.com. In addition, copies of the Corporate Governance Guidelines are available to all stockholders upon request.

Code of Business Conduct and Ethics

Our board of directors has adopted a Code of Business Conduct and Ethics which is applicable to all employees of the Company, including the principal executive officer and principal financial officer. While no code of conduct can replace the thoughtful behavior of an ethical director, officer or employee, we feel the Code of Business Conduct and Ethics will, among other things, focus our board and management on areas of ethical risk, provide guidance in recognizing and dealing with ethical issues, provide mechanisms to report unethical conduct and generally help foster a culture of honesty and accountability. Any amendment or waiver of the Code of Business Conduct and Ethics may only be made by the board or a committee of the board. A current copy of the Code of Business Conduct and Ethics is posted on our website, www.centene.com. Any future amendments or waivers of the Code of Business Conduct and Ethics will be promptly disclosed on our website. In addition, copies of the Code of Business Conduct and Ethics are available to all stockholders upon request.

Our policy concerning pre-approval of related party transactions is incorporated in the provisions of our Code of Business Conduct and Ethics regarding conflicts of interest. As part of our Code of Business Conduct and Ethics, our directors, officers and employees are responsible for disclosing any transaction or relationship that reasonably could be expected to give rise to a conflict of interest to the Corporate Compliance Officer of the Company or the board of directors in the case of an executive officer or director, who shall be responsible for determining whether such transaction or relationship constitutes a conflict of interest.

Equity Compensation Plan Information

The following table provides information as of December 31, 2006, about the securities authorized for issuance under our equity compensation plans, consisting of our 1996 Stock Plan, 1998 Stock Plan, 1999 Stock Plan, 2000 Stock Plan, 2002 Employee Stock Purchase Plan and 2003 Stock Incentive Plan.

Equity Compensation Plan Information

	(a)	(b)	(c)
Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available For Future Issuance Under Equity Compensation Plans, Excluding Securities Reflected in Column (a)
Equity compensation plans approved by stockholders	6,132,094	$17.77	1,094,708
Equity compensation plans not approved by stockholders	—	—	—

	6,132,094		1,094,708

The number of securities in column (a) includes 4,835,963 options with a weighted-average remaining life of 7.2 years and 1,296,131 shares of restricted stock and restricted stock units.

The number of securities in column (c) includes 775,664 shares available for future issuance under the 2002 Employee Stock Purchase Plan.

Audit Committee Report

Management is responsible for the preparation of Centene’s consolidated financial statements and for establishing and maintaining an adequate system of disclosure controls and procedures and internal control over financial reporting for that purpose. KPMG LLP, as independent registered public accountants for Centene, is responsible for performing an independent audit of our consolidated financial statements and of the Company’s internal control over financial reporting and issuing a report thereon, in accordance with standards established by the Public Company Accounting Oversight Board, or PCAOB. The Audit Committee's responsibility is to monitor and provide independent, objective oversight of these processes. The Audit Committee has implemented procedures to ensure that during the course of each fiscal year it devotes the attention it deems necessary and appropriate to each of the matters assigned to it under its charter.

The Audit Committee met and held discussions with management and the independent registered public accountants to review and discuss all financial statements included in public filings during the fiscal year ended December 31, 2006 before their issuance and to discuss significant accounting issues and the Company’s internal controls over financial reporting. Management represented to the Audit Committee that the consolidated financial statements were prepared in accordance with generally accepted accounting principles and that there were no material weaknesses in its internal controls over financial reporting. The Audit Committee has received from and discussed with the independent registered public accountants matters required to be discussed under the PCAOB standards, SEC rules, and Statement on Auditing Standards, or SAS, No. 61, as amended by SAS No. 90 (Communication with Audit Committees) including, among other things, the following:

•	methods to account for significant unusual transactions;

•	the quality of the Centene’s accounting principles, including the effect of significant accounting policies in controversial or emerging areas;

•

the process used by management in formulating particularly sensitive accounting estimates, the reasonableness of significant judgments, and the basis for the conclusions of KPMG LLP regarding the reasonableness of those estimates;

•	disagreements with management over the application of accounting principles, the basis for management's accounting estimates and the disclosures in the financial statements; and

•	material weaknesses or significant internal control deficiencies, if any.

KPMG LLP also provided the Audit Committee with the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). Independence Standards Board Standard No. 1 requires auditors, among other things, annually to:

•	disclose in writing all relationships that in the auditor’s professional opinion may reasonably be thought to bear on independence;

•	confirm their perceived independence; and

•	engage in a discussion of independence.

The Audit Committee has discussed with KPMG LLP their independence with respect to Centene, including a review of audit and non-audit fees and services and concluded that KPMG LLP is independent.

Based on its discussions with management and KPMG LLP and its review of the representations and information provided by management and KPMG LLP, the Audit Committee recommended to Centene’s Board of Directors that the audited consolidated financial statements be included in Centene’s Annual Report on Form 10-K for the year ended December 31, 2006.

By the Audit Committee of the Board of Directors of Centene Corporation.

AUDIT COMMITTEE

Steve Bartlett

Frederick H. Eppinger

John R. Roberts, Chair

Independent Registered Public Accounting Firm

Our board of directors, upon the recommendation of the Audit Committee, has selected KPMG LLP to serve as our independent registered public accounting firm for the year ending December 31, 2007. See “Discussion of proposals – Proposal Two: Ratification of Appointment of Independent Registered Public Accounting Firm.”

KPMG LLP has served as our independent registered public accounting firm since June 8, 2005. We expect that representatives of KPMG LLP will be present at our Annual Meeting of Stockholders to answer appropriate questions. They will have the opportunity to make a statement if they desire to do so.

On June 8, 2005, our board of directors, upon the recommendation of the Audit Committee, dismissed PricewaterhouseCoopers LLP, or PWC, as our independent registered public accounting firm and engaged KPMG LLP to serve as our independent registered public accounting firm for the year ended December 31, 2005.

PWC's report on our consolidated financial statements for the fiscal year ended December 31, 2004 did not contain an adverse opinion or disclaimer of opinion, nor was the report qualified or modified as to uncertainty, audit scope or accounting principles.

During the year ended December 31, 2004 and through June 8, 2005, we did not have any disagreements with PWC on any matter of accounting principle or practice, financial statement disclosure or auditing scope or procedure that, if not resolved to PWC's satisfaction, would have caused PWC to make references to the subject matter in connection with PWC's reports on our consolidated financial statements for those years.

In addition, we believe there were no reportable events, as defined in Item 304(a)(1)(v) of Regulation S-K, for the year ended December 31, 2004.

Independent Auditor Fees

The following table discloses the aggregate fees billed in 2006 and 2005, by KPMG LLP, our independent registered public accounting firm ($ in thousands):

	KPMG
	2006	2005
Audit Fees	$1,250	$1,050
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—

The Audit Committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by our independent registered public accounting firm. This policy generally provides that we will not engage our independent registered public accounting firm to render audit or non-audit services unless the service is specifically approved in advance by the Audit Committee or the engagement is entered into pursuant to one of the pre-approval procedures described below.

From time to time, the Audit Committee may pre-approve specified types of services that are expected to be provided to us by our independent registered public accounting firm during the next 12 months. Any such pre-approval is detailed as to the particular service or type of services to be provided and is also generally subject to a maximum dollar amount.

The Audit Committee has also delegated to the chairman of the Audit Committee the authority to approve any audit or non-audit services to be provided to us by our independent registered public accounting firm. Any approval of services by the chairman of the Audit Committee pursuant to this delegated authority is reported on at the next meeting of the Audit Committee. All audit-related fees and tax fees for 2006 and 2005 were pre-approved by the Audit Committee, and no fees were provided under the de minimis exception to the audit committee pre-approval requirements.

Related Party Transactions

None.

INFORMATION ABOUT EXECUTIVE COMPENSATION

Compensation Committee Report

The compensation committee has reviewed and discussed the “Compensation Discussion and Analysis” with the Company’s management. Based on such review and discussions, the compensation committee recommended to the board of directors that the “Compensation Discussion and Analysis” be included in this proxy statement.

COMPENSATION COMMITTEE

Robert K. Ditmore, Chair

David L. Steward

Compensation Discussion and Analysis

This Compensation Discussion and Analysis discusses our compensation policies and arrangements that are applicable to our Named Executive Officers.

Overview of the Compensation Program

The compensation committee administers the executive compensation program. The key compensation goals are to hire, motivate, reward and retain executives who create long-term investor value. The philosophy of the compensation committee as it relates to executive compensation is that our chief executive officer and other executive officers should be compensated at competitive levels sufficient to attract, motivate and retain talented executives who are capable of leading us in achieving our business objectives in an industry facing increasing regulation, competition and change, while aligning the compensation of senior management with the long-term interests of stockholders. Centene must leverage its compensation and benefit programs to attract the best talent in order to compete and achieve aggressive operating objectives. In light of this, Centene must view private equity firms as significant competition for talent and that Centene is a source for them to recruit this talent if the appropriate compensation programs are not in place. The establishment of aggressive expectations and Centene’s ability to deliver consistent operating performance and demonstrated growth in earnings per share has a proven impact on the value of Centene’s share price and therefore shareholder value; attracting the right management team and establishing the proper rewards alignment to company performance is paramount to the interests of both Centene and its shareholders.

In order to achieve these objectives, the compensation committee establishes target, market-based total compensation (e.g., base salary, annual bonus target and long-term incentives) for similarly sized companies based on revenues. For total compensation, the committee’s competitive objective is for our total compensation to:

•	fall between the 50th percentile to 75th percentile of similarly-sized organizations based on revenues; and

•	approximate the 50th percentile of larger organizations in the health insurance industry based on revenues.

For each component of total compensation, the committee’s competitive objectives are for our:

•	base salary to approximate the 75th percentile of similarly-sized organizations;

•	annual bonus target to approximate the 50th percentile of similarly-sized organizations; and

•	long-term incentives to approximate the 50th percentile of similarly-sized organizations.

Both objectives generally result in approximately the same market based total compensation.

The market data is based upon survey data from seven different sources for businesses which the committee feels are relatively similar in complexity and size (based on 2005 revenues and market capitalization) to us and are representative of the types of major companies with which we have historically competed for executive talent. The Committee utilized additional data sources from Deloitte in determining the compensation for the CEO. The market for executive talent includes companies both within and outside our industry or sector, therefore, the market data we utilize includes, in the aggregate, hundreds of companies both within and outside our industry. The committee considers general market data for similarly sized companies, as well as industry specific data. The compensation committee believes that including this broader range of companies is likely to provide a more representative depiction of the competitive market for talent. For comparison purposes, our annual revenues are slightly below the median revenues of the larger sized health care companies included in our market data. Because of the large variance in size among these companies, regression analysis is used to adjust the compensation data for differences in revenues and this adjusted value is used as the basis for comparison between us and the companies in our market data. In circumstances where an employee was responsible for managing a certain aspect of our business, the market data was adjusted using regression analysis to estimate the size of the operations being managed by the employee (e.g., a plan president).

All elements of compensation are valued and reviewed in evaluating the relative competitiveness of our compensation practices against both the market data and the committee’s competitive objectives. In addition, the committee annually reviews a tally sheet for each Named Executive Officer, which includes the current value of all outstanding equity-based awards, deferrals, benefits and perquisites, as well as potential payments under change in control agreements.

The compensation committee has always viewed compensation as a total package that includes base salary, performance-based bonus compensation, long-term equity compensation, deferrals, benefits and perquisites. Because we do not provide a defined benefit pension plan or retiree health care, the committee feels that it is important that executives are compensated at levels that may exceed their counterparts in industries that provide these types of benefits.

Base Salaries

In determining appropriate base salaries, in addition to reviewing market data from Hewitt, the compensation committee considered:

•	the chief executive officer’s recommendations as to compensation for all other executive officers;

•	the scope of responsibility, experience, time in position and individual performance of each officer, including the chief executive officer;

•	the effectiveness of each executive’s leadership performance and potential to enhance long-term stockholder value; and

•	internal equity.

In certain circumstances such as an external candidate or an executive with high potential, base salary may be positioned above the competitive objectives, with the appropriate supporting rationale. The compensation committee’s analysis is a subjective process that utilizes no specific weighting or formula of the aforementioned factors in determining executives’ base salaries.

Adjustments to base salaries are determined based on merit and market. This requires a detailed evaluation of individual performance, competitive market levels and rates of increase, executive experience, internal equity, as well as our overall salary budget. In 2006, Hewitt compared our base salaries to the market data and, on average, our base salaries for 2006 were approximately equal to the fiftieth percentile of the market data. In 2006, the Chairman, President and Chief Executive Officer’s base salary was established as $1,000,000. Since annual incentives (as discussed below) are based on a percentage of base salary, base salary increases also have the effect of increasing the size of annual incentive opportunity.

Annual Incentives

The compensation committee considers annual incentive compensation to be a motivational method for encouraging and rewarding outstanding individual performance that contributes to our overall performance. Awards under the bonus plan are recommended to the board of directors by the compensation committee based primarily upon:

•	our overall performance, including our performance versus our business plan;

•	the performance of the individual officer including the effectiveness of each executive’s leadership performance and potential to enhance long-term stockholder value;

•	targeted bonus amounts which are based upon market data; and

•	the recommendation of the chief executive officer.

Annual incentive compensation is designed to motivate executives to achieve higher levels of success through formula driven targets. Executives are rewarded for meeting annual operating plan objectives for a 12 month period that create shareholder value. Specifically, the primary corporate financial measurements for determining bonus eligibility are earnings per share and revenue growth targets. Secondly, each business unit has annual operating plan objectives for a 15 month period consisting of a calendar year plus the 1st quarter of the following year, which determine bonus eligibility. Business unit bonuses are based on meeting pre-established operating plan expectations. Finally, individual performance is evaluated to determine the amount above or below the targeted range that should be awarded based on individual contributions. The committee has previously exercised its discretion to pay bonuses above and below the targeted range.

Target percentages are positioned, on their own, to be competitive with the 50th percentile of the market data. However, when applied to our base salaries they create a total cash opportunity that is consistent with our competitive objectives. Additional amounts are possible in the committee’s discretion, based upon the executive’s achievement of above-target performance, which may allow an executive to actually earn cash compensation near the high end of the range of our competitive objectives.

The compensation committee reviewed the chief executive officer’s performance during 2006 and recommended to the board of directors that no bonus be awarded to Mr. Neidorff for the year. In making this recommendation, the compensation committee determined that even though we met our revenue growth targets and reported strong operating cash flow, we did not meet our earnings per share target. Therefore, even though the compensation committee believes Mr. Neidorff provided exceptional leadership to us in achieving these results, a bonus should not be paid due to the lower than targeted earnings per share amount. Other de minimis bonuses were provided to certain Named Executive Officers for superior performance during the year.

For 2007, we will continue to use similar objective performance measures and individual performance for our annual incentive program. The compensation committee believes that it has set the performance measures targets to provide the appropriate level of motivation for participants based on market and industry expectations.

Based on the amounts of total compensation listed in the Summary Compensation Table, annual variable compensation represented from 0% to 4.7% of total compensation for the Named Executive Officers in fiscal year 2006. The committee feels that these amounts are reflective of the program’s objective to reward individual performance that contributes to our overall performance in light of the lower than targeted earnings per share amount.

Long-Term Incentives

Our long-term incentive compensation is designed to attract and retain key executives, build an integrated management team, reward for innovation and risk-taking, balance short-term thinking and share long-term successes while aligning executive and shareholder interests.

Long-term incentives are positioned at the lower end of the range of our competitive objective, for two reasons:

•

This keeps our total compensation opportunity in line with our competitive objectives (that is, not every component of pay can be positioned at the high end of the range, or else total compensation opportunity will exceed the high end of the range).

•	Our staffing model and business plan should provide, over a longer time horizon, opportunities for greater than average wealth accumulation as performance warrants.

Long-term incentives are provided both through equity (stock options & restricted stock units, or RSUs) and cash ensuring that the maximum number of shares of common stock granted in any calendar year (excluding shares granted in connection with an acquisition) does not exceed a level associated with competitive practice (e.g., 2% of the total number of outstanding shares as of January 1 of such calendar year).

Stock options are designed to attract executive talent in a competitive environment while motivating and building an integrated management team that can balance short-term thinking with our long-term objectives. Options are normally granted at the annual December compensation committee meeting, but may also be awarded at other compensation committee meetings following a promotion, for extraordinary performance, or at time of hire for eligible executives.

RSUs are used to motivate and retain key tenured executives as part of their long-term incentive compensation while recognizing exceptional performance and rewarding successful innovation and risk-taking through spot awards. RSUs are normally granted at the annual December compensation committee meeting, but may be granted throughout the year.

Under the long-term cash plan to be approved by shareholders, executives will be rewarded for achieving long-term (3 year) financial objectives. The long-term cash plan will be used for approximately 50% of total long-term incentive awards. Awards are paid annually after completion of each 3 year performance cycle and announced annually prior to the beginning of each 3 year performance cycle. As discussed below, the committee adopted a long-term cash plan subject to shareholder approval in order to, among other things, complement our current 2003 Stock Incentive Plan and assist in managing annual dilution and supplementing the number of shares available under the company’s 2003 Stock Incentive Plan.

The use of options and the long-term cash plan satisfies the requirements for qualified performance-based compensation under Section 162(m) of the Internal Revenue Code. The use of RSUs helps to reduce annual share usage under the 2003 Stock Incentive Plan, as compared with stock options.

Based on the amounts of total compensation listed in the Summary Compensation Table, long-term variable compensation represented from 22% to 84% of total compensation for the Named Executive Officers in fiscal year 2006, which is consistent with general market practice as well as the committee’s overall compensation objectives. As noted above, we traditionally grant awards which are based upon the committee’s recommendation at the December board meeting and do not “time” the granting of long-term incentives awards with respect to the release of material non-public information and have not timed such grants for the purpose of affecting the value of executive compensation.

Stock Ownership Guidelines

In 2005, we established stock ownership guidelines for our Named Executive Officers and other officers. We feel that ownership of our stock helps align the interests of our executives and shareholders and encourages executives to act in a manner that is expected to increase shareholder value. The stock ownership guidelines for our Named Executive Officers are as follows:

Named Executive Officer	Minimum Ownership Requirement as a Percentage of Base Salary
Chairman, President and Chief Executive Officer	5X
Executive Vice President	2.5X
Senior Vice President	2X

For the current executive officers, the number of shares that should be owned by the executive is determined based on the current base salary and share price as of the implementation date of these guidelines, which was February 2005. For executives promoted to these positions or a higher position, the number of shares to be held would be determined at the time of their promotion. In all cases, an executive would have five years to attain the level of stock ownership suggested under these guidelines.

The compensation committee will annually review the stock ownership levels of the executive officers. Future stock awards will take into consideration the executive’s level of attainment of the suggested stock ownership amount.

Officers who fail to achieve these ownership levels will not be eligible to receive any stock-based awards until they achieve their required ownership level. Shares owned directly by the officer (including those held as a joint tenant or as tenant in common), restricted stock or RSUs, shares owned in a self-directed IRA, and certain shares owned or held for the benefit of a spouse or minor children are counted toward the guidelines. Options and unvested RSUs are not counted toward meeting the ownership guidelines. As of the close of the last fiscal year and the date of this report, all officers subject to the guidelines are in compliance with them or still have time to attain compliance in accordance with the guidelines. We prohibit employees from hedging their stock ownership.

Other Benefits

We provide our Named Executive Officers with a defined contribution retirement program. This defined contribution retirement program is the same program that is provided generally to our employees. We also provide our Named Executive Officers with a non-qualified defined contribution plan to make up for matching contributions that are limited by compensation limits imposed on qualified retirement plans under the Internal Revenue Code. We do not provide our Named Executive Officers with a defined benefit retirement program. We also do not provide retiree medical coverage to our Named Executive Officers, with the exception of to Mr. Neidorff, as specified in his employment agreement.

With respect to most other benefits, the benefits provided to Named Executive Officers and other executive officers are comparable to those provided to the majority of salaried and hourly Company employees. In order to ensure that their tax returns are prepared timely and avoid any appearance of impropriety, we require all Named Executive Officers to have their tax returns prepared or reviewed by an independent certified public accounting firm. Due to this requirement, costs related to these services are paid by us. In addition, each Named Executive Officer has the option to use a financial advisor for fees that in total do not exceed $11,000 annually for both tax preparation and financial advisement.

The board of directors, or the board, believes that additional security is required for the position of chairman and chief executive officer. Pursuant to a policy implemented by our board, Mr. Neidorff is required to use company provided aircraft for all air travel and we provide home security services to Mr. Neidorff. Mr. Neidorff’s personal use of company aircraft and home security services are fully taxable to him and are not grossed up to cover personal income tax liability.

Employment Contracts, Termination of Employment Arrangements, and Change in Control Arrangements

CEO Employment Agreement

Michael F. Neidorff serves as Chairman of our board of directors and our President and Chief Executive Officer pursuant to an employment agreement dated November 8, 2004. The term of the employment agreement extends until November 8, 2014. Under this agreement, we currently pay Mr. Neidorff an annual salary of $1,000,000, which is subject to an annual review by our board of directors. Mr. Neidorff is eligible for an annual target bonus of 125% of base salary and a maximum annual bonus equal to not less than 200% of base salary. The agreement also awarded Mr. Neidorff 1,000,000 restricted stock units as of November 8, 2004. Of these restricted stock units, 60% vest in 2009 and the remaining 40% vest ratably beginning in 2010 and ending in 2014. Mr. Neidorff has agreed not to compete with us or solicit any of our employees during the term of his employment and for 12 months thereafter. Mr. Neidorff’s employment may be terminated by us for cause or permanent disability or by Mr. Neidorff for good reason. If Mr. Neidorff is terminated by us without cause or if he terminates for good reason, he is entitled to receive salary continuation for a period of 36 months or the remaining term of the agreement, whichever is shorter (but not less than six months), lifetime health and dental coverage to which he would be entitled under the Consolidated Omnibus Budget Reconciliation Act of 1985, or COBRA, lifetime life insurance coverage, lifetime medical insurance for him and his eligible dependents, full acceleration of any unexercised stock options or other equity awards held by him, and acceleration of a portion of unvested restricted stock units awarded pursuant to the agreement based on certain stipulations. Upon a change in control during the term of this agreement, any unvested restricted stock units and any unexercised stock options or other equity awards held by Mr. Neidorff will vest in full.

Severance and Change in Control Agreements

J. Per Brodin, William N. Scheffel, Karey L. Witty and Carol E. Goldman serve as executive officers pursuant to executive severance and change in control agreements (the agreements). Under these agreements, 2007 annual salaries are $350,000, $510,000, $500,000, and $375,000 to Messrs. Brodin, Scheffel, Witty and Ms. Goldman, respectively.

The agreements generally provide that, if within 24 months following a change in control (as defined), the executive’s employment is terminated by us other than for cause (as defined in the agreements) or by the executive for good reason (as defined), the executive will receive a cash payment equal to the sum of (1) an amount equal to 24 months of salary, (b) the average of the executive’s last two annual bonuses multiplied by two, and (c) a prorated annual bonus for the year in which the termination occurs. The executive also will receive 18 months of medical coverage, and the executive’s existing equity awards will vest in full.

The agreements also generally provide that, if an executive’s employment is terminated by us other than for cause or by the executive for good reason in the absence of a change in control, the executive will receive 12 months of salary continuation, a prorated annual bonus for the year in which the termination occurs, 12 months of medical coverage, and 12 months of continued vesting of the executive’s existing equity awards.

In the agreements, the executives agree to non-competition and non-solicitation provisions that extend through the first anniversary of termination of employment, regardless of the reason for termination.

The board has determined that it is in our best interests and our shareholders to assure that we will have the continued dedication of the executive, notwithstanding the possibility, threat, or occurrence of a change in control. The board believes it is imperative to diminish the inevitable distraction of the executive by virtue of the personal uncertainties and risks created by a pending or threatened change in control, to encourage the executive’s full attention and dedication to us, and to provide the executive with compensation and benefits arrangements upon a change in control which (i) will satisfy the executive’s compensation and benefits expectations and (ii) are competitive with those of other major corporations.

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to a publicly traded company for compensation in excess of $1 million paid to our chief executive officer and its four other most highly compensated executive officers. Some types of compensation, including qualified performance-based compensation, will not be subject to the deduction limit if specified requirements are met. In general, we structure and administer our stock incentive plans in a manner intended to comply with the performance-based exception to Section 162(m). Additionally, we intend that our Short-Term Executive Compensation Plan complies with the performance-based exception to Section 162(m). Nevertheless, there can be no assurance that compensation attributable to awards granted under our stock option plans or our Short-Term Executive Compensation Plan will be treated as qualified performance-based compensation under Section 162(m). In addition, the compensation committee reserves the right to use its judgment to authorize compensation payments that may be subject to the limit when the compensation committee believes such payments are appropriate and in the best interests of us and our stockholders, after taking into consideration changing business conditions and the performance of its employees.

Summary Compensation Table

The following table summarizes the compensation of our Named Executive Officers for the fiscal year ended December 31, 2006. Additional description of each component of compensation for our Named Executive Officers is included elsewhere in this Proxy Statement under the caption, “Compensation Discussion and Analysis.”

Name & Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) [1]		Option Awards ($) [2]	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non-qualified Deferred Compen- sation Earnings ($)	All Other Compensation ($)		Total ($)
Michael F. Neidorff	2006	$950,000	$—	$3,931,941	[3]	$2,767,140	$—	$—	$397,228	[4]	$8,046,309
Chairman, President and Chief Executive Officer
J. Per Brodin	2006	276,923	—	39,595		38,834	—	—	8,006		363,358
Senior Vice President and Chief Financial Officer
William N. Scheffel	2006	425,000	11,947	29,458		436,650	—	—	22,498		925,553
Senior Vice President, Specialty Business Unit
Karey L. Witty[5]	2006	434,615	11,947	64,238		347,784	—	—	20,026		878,610
Senior Vice President, Health Plan Business Unit
Carol E. Goldman	2006	325,000	32,058	23,546		285,078	—	—	18,719		684,401
Senior Vice President and Chief Administrative Officer

[1]

The amounts reported as Stock Awards reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with Statement of Financial Accounting Standards No. 123 (revised 2004), or SFAS 123R, of stock awards granted under the 2003 Stock Incentive Plan and thus may include amounts from awards granted in and prior to 2006. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. Assumptions used in the calculation of these amounts are included in footnote 13 to the Company’s audited financial statements for the fiscal year ended December 31, 2006, included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 23, 2007. There can be no assurance that the grant date fair value of Stock Awards will ever be realized.

[2]

The amounts reported as Option Awards reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with SFAS 123R of option awards granted under our stock plans and thus include amounts from awards granted in and prior to 2006. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. Assumptions used in the calculation of this amount for fiscal years ended December 31, 2004, 2005 and 2006 are included in footnote 13 to the Company’s audited financial statements for the fiscal year ended December 31, 2006, included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 23, 2007. Assumptions used in the calculation of this amount for fiscal years ended December 31, 2002 and 2003, are included in footnote 14 to the Company’s audited financial statements for the fiscal year ended December 31, 2004, included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 24, 2005. There can be no assurance that the grant date fair value of Option Awards will ever be realized.

[3]

The amount reported as stock awards for Mr. Neidorff represents the expense recorded in 2006 for the restricted stock award granted to Mr. Neidorff in 2004. The full grant date fair value of this award was previously disclosed in the Summary Compensation Table in 2004.

[4]

All other compensation includes $187,265 of personal use of company provided aircraft. Pursuant to the policy established by our board, our Chairman, President and Chief Executive Officer is required to use company provided aircraft for all travel, a taxable benefit to Mr. Neidorff pursuant to the applicable Internal Revenue Service regulations. For flights on corporate aircraft, aggregate incremental cost is calculated based on a cost-per-flight-hour charge developed by a nationally recognized and independent service. This flight-hour charge reflects the direct operating costs of the aircraft, including fuel, additives and lubricants, airport fees and assessments, as well as aircraft landing and parking, customs and permit fees, in-flight supplies and food, and flight planning and weather services. In addition, the flight-hour charge provides for periodic engine and auxiliary power unit overhauling, outside labor and maintenance parts for the airframe, engine and avionics, crew travel expenses and other miscellaneous costs. The other amounts included in other compensation for Mr. Neidorff include $129,463 in life insurance benefits, $31,000 for security services, $28,500 of nonqualified deferred compensation match, $11,000 of tax preparation fees and $10,000 of 401K match.

[5]	Mr. Witty terminated his employment with the Company effective March 7, 2007. All other compensation for Mr. Witty includes $10,500 tax preparation fees.

Grants of Plan-Based Awards Table

The following table provides information on stock options, restricted stock units and grants under the 2007 Long-Term Incentive Plan in 2006 to each of our Named Executive Officers. The portion of these awards that was expensed on our statement of operations in 2006 is shown in the Summary Compensation Table. The vesting provisions of the equity awards are included in the footnotes to the Outstanding Equity Awards at Fiscal Year-End Table.

Name	Grant Date		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value ($) [2]
			Threshold ($)	Target ($)	Maximum ($)
Michael F. Neidorff	12/12/2006		$—	$—	$—	—	100,000	$25.21	$1,365,000
	12/12/2006	[1]	356,250	1,425,000	2,137,500	—	—	—	—

J. Per Brodin	4/24/2006		—	—	—	—	10,000	28.26	144,700
	4/24/2006		—	—	—	10,000	—	—	—
	12/12/2006		—	—	—	—	5,000	25.21	68,250
	12/12/2006		—	—	—	2,500	—	—	—
	12/12/2006	[1]	45,000	180,000	270,000	—	—	—	—

William N. Scheffel	12/12/2006		—	—	—	—	10,000	25.21	136,500
	12/12/2006		—	—	—	15,000	—	—	—
	12/12/2006	[1]	106,250	425,000	637,500	—	—	—	—

Karey L. Witty[3]	4/24/2006		—	—	—	—	10,000	28.26	144,700
	4/24/2006		—	—	—	10,000	—	—	—
	12/12/2006		—	—	—	—	5,000	25.21	68,250
	12/12/2006	[1]	112,500	450,000	675,000	—	—	—	—

Carol E. Goldman	12/12/2006		—	—	—	—	5,000	25.21	68,250
	12/12/2006		—	—	—	12,000	—	—	—
	12/12/2006	[1]	48,750	195,000	292,500	—	—	—	—

[1]	The December 12, 2006 grant under the Company's Long-Term Incentive Plan is contingent upon the plan being approved by stockholders.
[2]

The exercise price for Option Awards is equal to the closing price of Centene stock the day immediately preceding the grant date. The Grant Date Fair Value is determined in accordance with SFAS 123R. Assumptions used in the calculation of this amount are included in footnote 13 to the Company’s audited financial statements for the fiscal year ended December 31, 2006, included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 23, 2007. There can be no assurance that the Grant Date Fair Value of Stock and Option Awards will ever be realized.

[3]	Mr. Witty terminated his employment with the Company effective March 7, 2007. As a result of the termination, the awards listed above have been forfeited.

Outstanding Equity Awards at Fiscal Year-End Table

The following table shows the number of shares covered by exercisable and unexercisable options and unvested RSUs held by our Named Executive Officers on December 31, 2006:

Name	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (# Exercisable)	Number of Securities Underlying Unexercised Options (# Unexercisable)		Option Exercise Price [22] ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
Michael F. Neidorff	20,007	30,002	[1]	$7.57	7/24/2012	1,000,000	[6]	$24,570,000
	134,036	120,000	[2]	13.58	8/26/2013	—		—
	200,000	—		13.98	12/16/2013	—		—
	113,333	66,667	[3]	17.85	7/27/2014	—		—
	66,667	133,333	[4]	25.40	12/13/2015	—		—
	—	100,000	[5]	25.21	12/ 12/2016	—		—
J. Per Brodin	1,500	6,000	[7]	23.85	11/28/2015	12,500	[10]	307,125
	—	10,000	[8]	28.26	4/24/2016	—		—
	—	5,000	[9]	25.21	12/12/2016	—		—
William N. Scheffel	21,486	20,000	[11]	15.35	12/1/2013	19,000	[16]	466,830
	12,000	18,000	[12]	16.65	5/4/2014	—		—
	20,000	30,000	[13]	26.07	12/8/2014	—		—
	5,000	20,000	[14]	32.06	7/26/2015	—		—
	2,000	8,000	[15]	25.40	12/13/2015	—		—
	—	10,000	[9]	25.21	12/12/2016	—		—
Karey L. Witty[23]	52,500	—		0.67	3/29/2009	14,000	[18]	343,980
	17,000	—		0.67	4/8/2009	—		—
	30,000	—		0.67	8/19/2009	—		—
	24,000	6,000	[1]	7.57	7/24/2012	—		—
	30,000	20,000	[17]	13.58	8/26/2013	—		—
	6,000	9,000	[12]	16.65	5/4/2014	—		—
	20,000	30,000	[13]	26.07	12/8/2014	—		—
	1,500	6,000	[15]	25.40	12/13/2015	—		—
	—	10,000	[8]	28.26	4/24/2016	—		—
	—	5,000	[9]	25.21	12/12/2016	—		—
Carol E. Goldman	17,500	—		6.91	11/2/2011	15,200	[21]	373,464
	500	4,500	[19]	4.67	2/21/2012	—		—
	12,000	3,000	[1]	7.57	7/24/2012	—		—
	12,000	8,000	[17]	13.58	8/26/2013	—		—
	8,478	8,000	[20]	13.98	12/16/2013	—		—
	6,000	9,000	[12]	16.65	5/4/2014	—		—
	16,000	24,000	[13]	26.07	12/8/2014	—		—
	2,000	8,000	[15]	25.40	12/13/2015	—		—
	—	5,000	[9]	25.21	12/12/2016	—		—

[1]	The options vest on July 24, 2007.
[2]	The options vest in two equal annual installments on the anniversary of the grant date beginning on August 26, 2007.
[3]	The options vest on July 27, 2007.
[4]	The options vest in two equal annual installments on the anniversary of the grant date beginning on December 13, 2007.

[5]	The options vest in three equal annual installments on the anniversary of the grant date beginning on December 12, 2007.
[6]	600,000 shares vest on November 8, 2009; 80,000 shares vest each on November 8, 2010, 2011, 2012, 2013 and 2014.
[7]	The options vest in four equal annual installments on the anniversary of the grant date beginning on November 28, 2007.
[8]	The options vest in five equal annual installments on the anniversary of the grant date beginning on April 24, 2007.
[9]	The options vest in five equal annual installments on the anniversary of the grant date beginning on December 12, 2007.
[10]

10,000 shares vest in five equal annual installments on the anniversary of the grant date beginning on April 24, 2007; 2,500 shares vest in five equal annual installments on the anniversary of the grant date beginning on December 12, 2007.

[11]	The options vest in two equal annual installments on the anniversary of the grant date beginning on December 1, 2007.
[12]	The options vest in three equal annual installments on the anniversary of the grant date beginning on May 4, 2007.
[13]	The options vest in three equal annual installments on the anniversary of the grant date beginning on December 8, 2007.
[14]	The options vest in four equal annual installments on the anniversary of the grant date beginning on July 26, 2007.
[15]	The options vest in four equal annual installments on the anniversary of the grant date beginning on December 13, 2007.
[16]

4,000 shares vest in four equal annual installments on the anniversary of the grant date beginning on December 13, 2007; 15,000 shares vest in five equal annual installments on the anniversary of the grant date beginning on December 12, 2007.

[17]	The options vest in two equal annual installments on the anniversary of the grant date beginning on August 26, 2007.
[18]

4,000 shares vest in four equal annual installments on the anniversary of the grant date beginning on December 13, 2007; 10,000 shares vest in five equal annual installments on the anniversary of the grant date beginning on April 24, 2007.

[19]	The options vest on February 21, 2007.
[20]	The options vest in two equal annual installments on the anniversary of the grant date beginning on December 16, 2007.
[21]

3,200 shares vest in four equal annual installments on the anniversary of the grant date beginning on December 13, 2007; 12,000 shares vest in five equal annual installments on the anniversary of the grant date beginning on December 12, 2007.

[22]	The options price for each grant is equal to the previous day’s closing market price.
[23]

Pursuant to the terms of the Plan, Mr. Witty has 30 days from March 7, 2007 to exercise any vested option awards. Any unvested options or restricted stock units outstanding as of March 7, 2007 have been forfeited.

Option Exercises and Stock Vested Table 1

The following table shows the number of shares of Centene stock acquired by our Named Executive Officers in 2006 upon exercise of options or vesting of RSUs:

Name	Option Awards			Stock Awards
	Number of Shares Acquired on Exercise (#)		Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)
Michael F. Neidorff	67,955	[2]	$952,273	—		$—
J. Per Brodin	—		—	—		—
William N. Scheffel	1,000	[2]	(500)	1,000	[2]	24,870
Karey L. Witty	25,000	[2]	380,940	1,000	[2]	24,870
Carol E. Goldman	8,000		146,445	800	[2]	19,896

[1]	All options exercised and stock awards vested are reflected in basic shares outstanding.
[2]	These options or stock units were exercised and the resulting shares held, resulting in a deferral in the value realized.

Nonqualified Deferred Compensation Table

Under the Company’s Deferred Compensation Plan, the Named Executive Officers may contribute any designated percentage of salary and / or bonus into the plan which serves as an excess savings plan when tax limitations are reached under our tax qualified 401(k) plan. The following table shows the change in the Nonqualified Deferred Compensation balances for our Named Executive Officers for the fiscal year ended December 31, 2006:

Name	Executive Contributions in Last FY ($) [1]	Registrant Contributions in Last FY ($) [2]	Aggregate Earnings in Last FY ($) [3]	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($) [4]
Michael F. Neidorff	$56,978	$28,500	$29,664	$(82,000)	$513,131
J. Per Brodin	—	—	—	—	—
William N. Scheffel	25,500	5,751	5,059	—	85,759
Karey L. Witty	—	—	1,632	—	24,351
Carol E. Goldman	13,000	6,500	4,380	—	55,779

[1]	Executive contributions are included in the Salary column in the Summary Compensation Table.
[2]	Registrant contributions are included in the Other Compensation column in the Summary Compensation Table.
[3]	The company does not pay above market interest or preferential dividends on investments in the Deferred Compensation Plan.
[4]

The Aggregate Balance at Last Fiscal Year-End column includes money the company owes these individuals for salaries and incentive compensation they earned in prior years but did not receive because they elected to defer receipt of it and save it for retirement.

Director Compensation Table

The following table summarizes the compensation of our non-employee directors for the fiscal year ended December 31, 2006:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) [1]	Option Awards ($) [2]	Total ($)
Steve Bartlett	$—	$166,870	$—	$166,870
Robert K. Ditmore	—	171,870	—	171,870
Frederick H. Eppinger	—	118,107	32,948	151,055
Richard A. Gephardt	6,250	11,118	2,485	19,853
John R. Roberts	—	176,870	—	176,870
David L. Steward	—	171,870	—	171,870
Tommy G. Thompson	—	166,870	49,120	215,990

[1]

The amounts reported as Stock Awards reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with Statement of Financial Accounting Standards No. 123 (revised 2004), or SFAS 123R, of stock awards granted under the 2003 Stock Incentive Plan and thus may include amounts from awards granted in and prior to 2006. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. Assumptions used in the calculation of these amounts are included in footnote 13 to the Company’s audited financial statements for the fiscal year ended December 31, 2006, included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 23, 2007. There can be no assurance that the grant date fair value of Stock Awards will ever be realized. Further detail of the stock awards included herein is discussed below.

[2]

The amounts reported as Option Awards reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with SFAS 123R of option awards granted under our stock plans and thus include amounts from awards granted in and prior to 2006. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. Assumptions used in the calculation of this amount for fiscal years ended December 31, 2004, 2005 and 2006 are included in footnote 13 to the Company’s audited financial statements for the fiscal year ended December 31, 2006, included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 23, 2007. There can be no assurance that the grant date fair value of Option Awards will ever be realized. Further discussion of the option awards included herein is discussed below.

Effective April 26, 2005, non-employee directors receive a quarterly retainer fee of $18,750 and all meeting fees were eliminated. In addition, the chairman of the Audit Committee receives a quarterly retainer fee of

$2,500 and the chairman of the Compensation Committee or Nominating and Governance committee receives a quarterly fee of $1,250. Each new non-employee director, as of the date on which such director is first elected to the board, is granted an option under our 2003 Stock Incentive Plan to purchase 10,000 shares of our common stock vesting in three equal annual installments commencing on the first anniversary of the grant date. During the year ended December 31, 2006, Messer’s Eppinger and Gephardt were granted 10,000 options with a grant date fair market value of $144,100 and $136,500, respectively. Additionally, each non-employee director receives a grant, as of the date of each annual meeting of stockholders, of restricted shares of our common stock having a deemed value of $75,000 (or equivalent equity-based incentives payable in common stock). During the year ended December 31, 2006, each of the seven directors were granted restricted shares with a grant date fair market value of $75,000.

All cash fees are eligible for deferral under the Non-Employee Directors Deferred Stock Compensation Plan. Effective May 1, 2006, the quarterly retainer fee of $18,750 was increased to $25,000, provided that the non-employee director elects 100% payment pursuant to the Non-Employee Directors Deferred Stock Compensation Plan. Expense recognized in conjunction with this election is included in the “Stock Awards” column in the Director Compensation Table above. Directors are reimbursed for all reasonable expenses incurred in connection with their service. Directors who are also our employees receive no additional compensation for serving on our board of directors.

In addition, the board has in the past granted, and may in the future grant, stock options and other equity awards to both employee and non-employee directors under our stock plans.

Potential Payments on Termination or Change in Control

The section below describes the payments that may be made to our Named Executive Officers upon termination or a change in control. Generally, pursuant to our executive agreements, a change in control is deemed to occur:

•	If any individual, entity or group (other than a group which includes the executive) acquires 40% or more of the voting power of our outstanding securities;

•

If a majority of the incumbent board of directors are replaced. For these purposes, the incumbent board of directors means the directors who were serving as of the effective date of the applicable executive agreement and any individual who becomes a director subsequent to such date whose election or nomination for election was approved by a majority of such directors, other than in connection with a proxy contest; or

•

Upon the consummation of a merger or consolidation of the Company with another person, other than a merger or consolidation where the individuals and entities who were beneficial owners, respectively, of our outstanding voting securities immediately prior to such merger or consolidation own 50% or more of the then-outstanding shares of the combined voting power of the then-outstanding voting securities of the corporation resulting from such merger or consolidation.

The amounts presented below assume the termination or change in control occurred as of December 31, 2006. The applicable agreements are discussed in the Compensation Discussion and Analysis under the heading- “Employment Contracts, Termination of Employment Arrangements, and Change in Control Arrangements” included on page 31 of this Proxy Statement.

Michael F. Neidorff

Executive Benefits and Payments Upon Terminations	Voluntary Termination	Involuntary Not for Cause or Voluntary with Good Reason Termination	For Cause Termination	Death	Disability	Change in Control
Severance	$—	$2,850,000	$—	$—	$—	$6,412,500
Prorata Bonus Payment	—	1,187,500	—	1,187,500	1,187,500	1,187,500
Unvested Stock Option Spread	—	2,276,836	—	2,276,836	2,276,836	2,276,836
Unvested Restricted Stock	—	12,285,000	—	24,570,000	24,570,000	24,570,000
Welfare Benefits Values	—	1,637,456	—	116,000	1,637,456	1,637,456
Excise Tax & Gross-Up	—	—	—	—	—	12,538,329

J. Per Brodin

Executive Benefits and Payments Upon Terminations	Voluntary Termination	Involuntary Not for Cause Termination	For Cause Termination	Death or Disability	Change in Control
Severance	$—	$300,000	$—	$—	$810,000
Prorata Bonus Payment	—	105,000	—	—	105,000
Unvested Stock Option Spread	—	1,080	—	—	4,320
Unvested Restricted Stock	—	61,425	—	—	307,125
Welfare Benefits Values	—	12,642	—	—	112,488
Outplacement	—	10,000	—	—	10,000
Excise Tax & Gross-Up	—	—	—	—	498,244

William N. Scheffel

Executive Benefits and Payments Upon Terminations	Voluntary Termination	Involuntary Not for Cause Termination	For Cause Termination	Death or Disability	Change in Control
Severance	$—	$425,000	$—	$—	$1,150,000
Prorata Bonus Payment	—	148,750	—	—	148,750
Unvested Stock Option Spread	—	139,720	—	—	326,960
Unvested Restricted Stock	—	98,280	—	—	466,830
Welfare Benefits Values	—	12,747	—	—	151,102
Outplacement	—	10,000	—	—	10,000
Excise Tax & Gross-Up	—	—	—	—	781,088

Karey L. Witty

Executive Benefits and Payments Upon Terminations	Voluntary Termination	Involuntary Not for Cause Termination	For Cause Termination	Death or Disability	Change in Control
Severance	$—	$450,000	$—	$—	$1,250,000
Prorata Bonus Payment	—	180,000	—	—	180,000
Unvested Stock Option Spread	—	235,660	—	—	393,080
Unvested Restricted Stock	—	73,710	—	—	343,980
Welfare Benefits Values	—	12,642	—	—	100,870
Outplacement	—	10,000	—	—	10,000
Excise Tax & Gross-Up	—	—	—	—	—

Carol E. Goldman

Executive Benefits and Payments Upon Terminations	Voluntary Termination	Involuntary Not for Cause Termination	For Cause Termination	Death or Disability	Change in Control
Severance	$—	$325,000	$—	$—	$870,000
Prorata Bonus Payment	—	97,500	—	—	97,500
Unvested Stock Option Spread	—	250,630	—	—	384,470
Unvested Restricted Stock	—	78,624	—	—	373,464
Welfare Benefits Values	—	2,811	—	—	96,245
Outplacement	—	10,000	—	—	10,000
Excise Tax & Gross-Up	—	—	—	—	552,174

Compensation Committee Interlocks and Insider Participation

During fiscal year 2006, none of our executive officers served as a director or member of the Compensation Committee, or other committee serving an equivalent function, of any other entity that has one or more of its executive officers serving as a member of our board of directors or Compensation Committee. None of the current members of our Compensation Committee has ever been an officer or employee of Centene or any of our subsidiaries.

OTHER MATTERS

Information About Stock Ownership

The following table sets forth information regarding ownership of our common stock as of March 2, 2007 for:

•	each person, entity or group of affiliated persons or entities known by us to beneficially own more than 5% of our outstanding common stock;

•	each of our Named Executive Officers, directors (two of whom are nominated for re-election) and director nominee; and

•	all of our executive officers and directors as a group.

	Beneficial Ownership
Name and Address of Beneficial Owner	Outstanding Shares		Shares Acquirable Within 60 Days	Total Beneficial Ownership		Percent Ownership	Shares Not Acquirable Within 60 Days[1]
Earnest Partners LLC	4,400,373		—	4,400,373		10.1	—
1180 Peachtree Street NE, Suite 2300 Atlanta, Georgia 30309
T. Rowe Price Associates, Inc. .	3,962,300		—	3,962,300		9.1	—
100 East Pratt Street Baltimore, Maryland 21202
Baron Capital Group, Inc.	3,247,850		—	3,247,850		7.5	—
767 Fifth Avenue New York, New York 10153
Deutsche Bank AG	2,693,803		—	2,693,803		6.2	—
Taunusanlage 12 D-60325 Frankfurt AM Main GE I8
Michael F. Neidorff	455,837		534,043	989,880		2.2	1,471,045
Robert K. Ditmore	332,371	[2]	42,739	375,110	[3]	*	—
Karey L. Witty	43,500		185,000	228,500		*	96,000
Carol E. Goldman	5,800		78,978	84,778		*	80,220
William N. Scheffel	12,534		60,486	73,020		*	125,000
David L. Steward	6,581		35,239	41,820	[3]	*	—
John R. Roberts	12,581		20,583	33,164	[3]	*	—
Steve Bartlett	14,781		9,855	24,636	[3]	*	—
Tommy Thompson	3,081		14,733	17,814	[3]	*	3,333
Frederick H. Eppinger	—		9,233	9,233	[3]	*	6,666
J. Per Brodin	1,000		5,500	6,500		*	29,500
Richard A. Gephardt	—		2,975	2,975		*	10,000
All directors and executive officers as a group (16 persons)	902,853		1,073,664	1,976,517		4.4	2,030,866

*	Represents less than 1% of outstanding shares of common stock.
[1]

The share numbers in the column labeled “Shares Not Acquirable Within 60 Days” reflect the number of shares underlying options and restricted stock units which are unvested and will not vest within 60 days of March 2, 2007. The share numbers also include the number of phantom shares acquired through the Company’s deferred compensation plan. Those shares are not considered to be beneficially owned under the rules of the SEC.

[2]

Mr. Ditmore’s outstanding shares include 59,200 shares owned by the Ditmore Family Management Company LLC, and 15,250 shares owned by Mr. Ditmore’s spouse. Mr. Ditmore disclaims beneficial ownership except to the extent of his pecuniary interest therein.

[3]

Shares beneficially owned by Messrs. Bartlett, Ditmore, Eppinger, Roberts, Steward and Thompson include 7,190, 7,574, 3,234, 7,918, 7,574 and 5,401, respectively, restricted stock units acquired through the Non-Employee Directors Deferred Stock Compensation Plan.

As of March 2, 2007, there were 43,479,964 shares of our common stock outstanding. Beneficial ownership is determined in accordance with the rules of the SEC. To calculate a stockholder’s percentage of beneficial ownership, we include in the numerator and denominator those shares underlying options beneficially owned by that stockholder that are vested or that will vest within 60 days of March 2, 2007. Options held by other stockholders, however, are disregarded in the calculation of beneficial ownership. Therefore, the denominator used in calculating beneficial ownership among our stockholders may differ.

Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them, except to the extent authority is shared by spouses under applicable community property laws. The address of our officers and directors is in care of Centene Corporation, Centene Place, 7711 Carondelet Avenue, St. Louis, Missouri 63105.

No director, executive officer, affiliate or owner of record, or beneficial owner of more than five percent of any class of our voting securities, or any associate of such individuals or entities, is a party adverse to us or any of our subsidiaries in any material proceeding or has any material interest adverse to us or any of our subsidiaries.

Of Mr. Neidorff’s 1,471,045 shares not acquirable within 60 days, 1,000,000 were granted in the form of restricted stock units, payable in shares of common stock, pursuant to the executive employment agreement with Mr. Neidorff dated November 8, 2004. The shares vest between 2009 and 2014. Subject to such vesting, the restricted stock units and all of the related shares of common stock shall be distributed to Mr. Neidorff on the later of (a) January 15 of the first calendar year following termination of Mr. Neidorff’s employment and (b) the date that is six months after Mr. Neidorff’s “separation of service” as defined in the Internal Revenue Code.

All other shares not acquirable within 60 days represent options to purchase shares of common stock or restricted stock units and vest in accordance with our standard vesting provisions or phantom shares in our deferred compensation program which will be settled in cash.

Information with respect to the outstanding shares beneficially owned by Earnest Partners LLC is based on Schedule 13G/A filed with the SEC on February 8, 2007 by such firm. Earnest Partners LLC beneficially owns 4,400,373 shares.

Information with respect to the outstanding shares beneficially owned by T. Rowe Price Associates, Inc., (Price Associates) is based on Schedule 13G filed with the SEC on February 13, 2007 by such firm. Price Associates beneficially owns 3,962,300 shares. The securities are owned by various individual and institutional investors which Price Associates serves as investment advisor with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

Information with respect to the outstanding shares beneficially owned by Baron Capital Group, Inc. is based on a Schedule 13G/A filed with the SEC on February 14, 2007 by such firm. Baron Capital Group, Inc. reports that BAMCO, Inc., a subsidiary of Baron Capital Group, Inc., beneficially owns 3,008,800 shares, Baron Capital Management, Inc., a subsidiary of Baron Capital Group, Inc., beneficially owns 239,050 shares, Baron Growth Fund, investment advisory clients of BAMCO, Inc., beneficially owns 2,500,000 shares, and Ronald Baron, owner of a controlling interest in Baron Capital Group, Inc., beneficially owns 3,247,850 shares.

Information with respect to the outstanding shares beneficially owned by Deutsche Bank AG, is based on Schedule 13G filed with the SEC on February 1, 2007 by such firm. Deutsche Bank AG reports that DWS

Holding & Service GmbH Frankfurt, a subsidiary of Deutsche Bank AG, beneficially owns 411,300 shares, Deutsche Asset Management, Inc., a subsidiary of Deutsche Bank AG, beneficially owns 1,628,400 shares, Deutsche Investment Management Americas, a subsidiary of Deutsche Bank AG, beneficially owns 541,200 shares, and Deutsche Bank Trust Company Americas, a subsidiary of Deutsche Bank AG, beneficially owns 112,903 shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Directors, executive officers and beneficial owners of more than ten percent of our common stock are required by Section 16(a) of the Securities Exchange Act to file reports with the SEC detailing their beneficial ownership of our common stock and other equity securities and reporting changes in such beneficial ownership. We are required to disclose any late filings of such reports. To our knowledge, based solely on our review of copies of reports furnished to us and written representations by the persons required to file these reports that no other reports were required, all Section 16(a) filing requirements during 2006 were complied with on a timely basis, except that, due to administrative error, Richard A. Gephardt failed to file a Form 4 on December 14, 2006 reporting an award of 2,975 shares of restricted common stock. This transaction was reported on Form 4 on December 15, 2006. Additionally, Patti J. Darnley, Marie J. Glancy and Carol E. Goldman failed to file reports on Form 4 each on January 16, January 30, and February 13, 2007, reporting the acquisition of 105, 14 and 14 phantom shares, respectively, through regular contributions to our deferred compensation plan. These transactions were reported on Forms 4 filed on February 27, 2007.

Householding

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of this proxy statement or our 2006 Annual Report to Stockholders may have been sent to multiple stockholders sharing an address unless the stockholders provide contrary instructions. We will promptly deliver a separate copy of either document to you if you call, write or e-mail us at:

Centene Corporation

Centene Place

7711 Carondelet Avenue

St. Louis, Missouri 63105

Attn: Keith H. Williamson, Secretary

(314) 725-4477

kwilliamson@centene.com

If you want to receive separate copies of our proxy statements and annual reports to stockholders in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder, or you may contact us at the above address, phone number or e-mail address.

APPENDICES

Appendix A

CENTENE CORPORATION

Amended and Restated

2003 Stock Incentive Plan

(as of April 24, 2007)

1.	Purpose

The purpose of this Amended and Restated 2003 Stock Incentive Plan (the “Plan”) of Centene Corporation, a Delaware corporation (the “Company”), is to advance the interests of the Company’s stockholders by enhancing the Company’s ability to attract, retain and motivate persons who make (or are expected to make) important contributions to the Company by providing such persons with equity ownership opportunities and performance-based incentives and thereby better aligning the interests of such persons with those of the Company’s stockholders. Except where the context otherwise requires, the term “Company” shall include any of the Company’s present or future parent or subsidiary corporations as defined in Sections 424(e) or (f) of the Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder (the “Code”) and any other business venture (including joint venture or limited liability company) in which the Company has a controlling interest, as determined by the Board of Directors of the Company (the “Board”).

2.	Eligibility

All of the Company’s employees, officers, directors, consultants and advisors are eligible to be granted options, restricted stock, restricted stock units and stock appreciation rights (each, an “Award”) under the Plan. Each person who has been granted an Award under the Plan shall be deemed a “Participant.”

3.	Administration and Delegation

(a)	Administration by Board of Directors. The Plan will be administered by the Board. The Board shall have authority to grant Awards and to adopt, amend and repeal such administrative rules, guidelines and practices relating to the Plan as it shall deem advisable. The Board may correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award in the manner and to the extent it shall deem expedient to carry the Plan into effect and it shall be the sole and final judge of such expediency. All decisions by the Board shall be made in the Board’s sole discretion and shall be final and binding on all persons having or claiming any interest in the Plan or in any Award. No director or person acting pursuant to the authority delegated by the Board shall be liable for any action or determination relating to or under the Plan made in good faith.

(b)	Appointment of Committees. To the extent permitted by applicable law, the Board may delegate any or all of its powers under the Plan to one or more committees or subcommittees of the Board (a “Committee”). All references in the Plan to the “Board” shall mean the Board or a Committee of the Board or the executive officers referred to in Section 3(c) to the extent that the Board’s powers or authority under the Plan have been delegated to such Committee or executive officers.

(c)

Delegation to Executive Officers. To the extent permitted by applicable law, the Board may delegate to one or more executive officers of the Company the power to grant Awards to employees or officers of the Company or any of its present or future subsidiary corporations and to exercise such other powers under the Plan as the Board may determine, provided that the Board shall fix the terms of the Awards to be granted by such executive officers (including the exercise price of such Awards, which may include a formula by which the exercise price will be determined) and the maximum number of shares subject to Awards that the executive officers may grant; provided further, however, that no executive officer shall be authorized to grant Awards to any “executive officer” of the Company, as defined by Rule 3b-7 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or to any “officer” of the Company (as defined by Rule 16a-1 under the Exchange Act).

4.	Stock Available for Awards

(a)	Number of Shares. Subject to adjustment under Section 7, Awards may be made under the Plan for up to 5,900,000 shares of common stock, $.001 par value per share, of the Company (“Common Stock”). For purposes of counting the number of shares available for the grant of Awards under the Plan,

(1)	shares of Common Stock covered by independent SARs (as hereinafter defined) shall be counted against the number of shares available for the grant of Awards under the Plan; provided that independent SARs that may be settled in cash only shall not be so counted;

(2)	if any Award (A) expires or is terminated, surrendered or canceled without having been fully exercised or is forfeited in whole or in part (including as the result of shares of Common Stock subject to such Award being repurchased by the Company at the original issuance price pursuant to a contractual repurchase right) or (B) results in any Common Stock not being issued (including as a result of an independent SAR that was settleable either in cash or in stock actually being settled in cash), the unused Common Stock covered by such Award shall again be available for the grant of Awards under the Plan; provided, however, in the case of Incentive Stock Options (as hereinafter defined), the foregoing shall be subject to any limitations under the Code; and

(3)	shares of Common Stock tendered to the Company by a Participant to (A) purchase shares of Common Stock upon the exercise of an Award or (B) satisfy tax withholding obligations (including shares retained from the Award creating the tax obligation) shall not be added back to the number of shares available for the future grant of Awards under the Plan. Shares issued under the Plan may consist in whole or in part of authorized but unissued shares or treasury shares.

(b)	Sub-limits. Subject to adjustment under Section 8, the following sub-limits on the number of shares subject to Awards shall apply:

(1)	Plan Limit. The maximum number of shares of Common Stock with respect to which Awards may be granted under the Plan in any fiscal year, commencing in fiscal year 2007, shall not exceed 4.19% of the number of shares of the total outstanding shares of the Company as of January 1 of each fiscal year. For purposes of calculating the number of shares granted in a year, restricted stock Awards will count as equivalent to (1) 1.5 option shares, if the Company's annual stock price volatility is 53% or higher, (2) two option shares if the Company's annual stock price volatility is between 25% and 52%, and (3) four option shares if the Company's annual stock price volatility is less than 25%. Shares Awards granted to new employees in connection with acquisitions made by the Company are excluded from the foregoing calculation.

(2)	Restricted Stock Award Limit. From and after April 24, 2007, the maximum number of shares of Common Stock with respect to which Restricted Stock Awards (as hereafter defined) may be granted under the Plan shall be 400,000.

(3)	Per-Participant Limit. The maximum number of shares of Common Stock with respect to which Awards may be granted to any Participant under the Plan shall be 1,500,000 per calendar year. For purposes of the foregoing limit, the combination of an Option in tandem with a SAR shall be treated as a single Award. The per-Participant limit described in this Section 4(b)(3) shall be construed and applied consistently with Section 162(m) of the Code or any successor provision thereto (“Section 162(m)”).

5.	Stock Options

(a)	General. The Board may grant options to purchase Common Stock (each, an “Option”) and determine the number of shares of Common Stock to be covered by each Option, the exercise price of each Option and the conditions and limitations applicable to the exercise of each Option, including conditions relating to applicable federal or state securities laws, as it considers necessary or advisable. An Option that is not intended to be an Incentive Stock Option (as hereinafter defined) shall be designated a “Nonstatutory Stock Option.”

(b)	Incentive Stock Options. An Option that the Board intends to be an “incentive stock option” as defined in Section 422 of the Code (an “Incentive Stock Option”) shall only be granted to employees of Centene Corporation, any of Centene Corporation’s present or future parent or subsidiary corporations as defined in Sections 424(e) or (f) of the Code, and any other entities the employees of which are eligible to receive Incentive Stock Options under the Code, and shall be subject to and shall be construed consistently with the requirements of Section 422 of the Code. The Company shall have no liability to a Participant, or any other party, if an Option (or any part thereof) that is intended to be an Incentive Stock Option is not an Incentive Stock Option.

(c)	Exercise Price. The Board shall establish the exercise price at the time each Option is granted and specify it in the applicable option agreement, provided, however, that the exercise price shall be not less than 100% of the fair market value of the Common Stock, as determined by the Board, at the time the Option is granted.

(d)	Duration of Options. Each Option shall be exercisable at such times and subject to such terms and conditions as the Board may specify in the applicable option agreement, provided, however, that no Option will be granted for a term in excess of 10 years.

(e)	Exercise of Option. Options may be exercised by delivery to the Company of a written notice of exercise signed by the proper person or by any other form of notice (including electronic notice) approved by the Board together with payment in full as specified in Section 5(f) for the number of shares for which the Option is exercised.

(f)	Payment Upon Exercise. Common Stock purchased upon the exercise of an Option granted under the Plan shall be paid for as follows:

(1)	in cash or by check, payable to the order of the Company;

(2)	except as the Board may, in its sole discretion, otherwise provide in an option agreement, by (i) delivery of an irrevocable and unconditional undertaking by a creditworthy broker to deliver promptly to the Company sufficient funds to pay the exercise price and any required tax withholding or (ii) delivery by the Participant to the Company of a copy of irrevocable and unconditional instructions to a creditworthy broker to deliver promptly to the Company cash or a check sufficient to pay the exercise price and any required tax withholding;

(3)	when the Common Stock is registered under the Exchange Act, by delivery of shares of Common Stock owned by the Participant valued at their fair market value as determined by (or in a manner approved by) the Board in good faith (“Fair Market Value”), provided (i) such method of payment is then permitted under applicable law and (ii) such Common Stock, if acquired directly from the Company was owned by the Participant at least six months prior to such delivery;

(4)	such other lawful consideration as the Board may determine in its sole discretion, provided that (i) at least an amount equal to the par value of the Common Stock being purchased shall be paid in cash and (ii) no such consideration shall consist in whole or in part of a promissory note or other evidence of indebtedness; or

(5)	by any combination of the above permitted forms of payment.

(g)	Substitute Options. In connection with a merger or consolidation of an entity with the Company or the acquisition by the Company of property or stock of an entity, the Board may grant Options in substitution for any options or other stock or stock-based Awards granted by such entity or an affiliate thereof. Substitute Options may be granted on such terms as the Board deems appropriate in the circumstances, notwithstanding any limitations on Options contained in the other sections of this Section 5 or in Section 2.

6.	Restricted Stock; Restricted Stock Units

(a)	Grants. The Board may grant Awards entitling recipients to acquire shares of Common Stock (“Restricted Stock”), subject to the right of the Company to repurchase all or part of such shares at their issue price or other stated or formula price (or to require forfeiture of such shares if issued at no cost) from the recipient in the event that conditions specified by the Board in the applicable Award are not satisfied prior to the end of the applicable restriction period or periods established by the Board for such Award. Instead of granting Awards for Restricted Stock, the Board may grant Awards entitling the recipient to receive shares of Common Stock to be delivered in the future (“Restricted Stock Units”) subject to such terms and conditions on the delivery of the shares of Common Stock as the Board shall determine (each Award for Restricted Stock or Restricted Stock Units, a “Restricted Stock Award”). The Board may also permit an exchange of unvested shares of Common Stock that have already been delivered to a Participant for an instrument evidencing the right to future delivery of Common Stock at such time or times, and on such conditions, as the Board shall specify.

(b)	Terms and Conditions. The Board shall determine the terms and conditions of any such Restricted Stock Award, including the conditions for repurchase (or forfeiture) and the issue price, if any.

(c)	Stock Certificates. Any stock certificates issued in respect of a Restricted Stock Award, if applicable, shall be registered in the name of the Participant and, unless otherwise determined by the Board, deposited by the Participant, together with a stock power endorsed in blank, with the Company (or its designee). At the expiration of the applicable restriction periods, the Company (or such designee) shall deliver the certificates no longer subject to such restrictions to the Participant or if the Participant has died, to the beneficiary designated, in a manner determined by the Board, by a Participant to receive amounts due or exercise rights of the Participant in the event of the Participant’s death (the “Designated Beneficiary”). In the absence of an effective designation by a Participant, Designated Beneficiary shall mean the Participant’s estate.

7.	Stock Appreciation Rights

(a)	General. A Stock Appreciation Right (“SAR”) is an Award entitling the holder, upon exercise, to receive an amount in Common Stock determined by reference to appreciation, from and after the date of grant, in the fair market value of a share of Common Stock. The date as of which such appreciation or other measure is determined shall be the exercise date.

(b)	Grants. SARs may be granted in tandem with, or independently of, Options granted under the Plan. The Board shall establish the exercise price at the time each SAR is granted and specify it in the applicable SAR agreement, provided, however, that the exercise price shall be not less than 100% of the fair market value of the Common Stock, as determined by the Board, at the time the SAR is granted.

(1)

Tandem Awards. When SARs are expressly granted in tandem with Options, (i) the SAR will be exercisable only at such time or times, and to the extent, that the related Option is exercisable (except to the extent designated by the Board in connection with a Reorganization Event) and will be exercisable in accordance with the procedure required for exercise of the related Option; (ii) the

SAR will terminate and no longer be exercisable upon the termination or exercise of the related Option, except to the extent designated by the Board in connection with a Reorganization Event and except that a SAR granted with respect to less than the full number of shares covered by an Option will not be reduced until the number of shares as to which the related Option has been exercised or has terminated exceeds the number of shares not covered by the SAR; (iii) the Option will terminate and no longer be exercisable upon the exercise of the related SAR; and (iv) the SAR will be transferable only with the related Option.

(2)	Independent SARs. A SAR not expressly granted in tandem with an Option will become exercisable at such time or times, and on such conditions, as the Board may specify in the SAR Award.

(c)	Exercise. SARs may be exercised by delivery to the Company of a written notice of exercise signed by the proper person or by any other form of notice (including electronic notice) approved by the Board, together with any other documents required by the Board.

8.	Adjustments for Changes in Common Stock and Certain Other Events

(a)	Changes in Capitalization. In the event of any stock split, reverse stock split, stock dividend, recapitalization, combination of shares, reclassification of shares, spin-off or other similar change in capitalization or event, or any distribution to holders of Common Stock other than a normal cash dividend, (i) the number and class of securities available under the Plan, (ii) the per-Participant limit set forth in Section 4(b), (iii) the number and class of securities and exercise price per share subject to each outstanding Option, and (iv) the repurchase price per share subject to each outstanding Restricted Stock Award shall be appropriately adjusted by the Company (or substituted Awards may be made, if applicable) to the extent the Board shall determine, in good faith, that such an adjustment (or substitution) is necessary and appropriate. If this Section 8(a) applies and Section 8(c) also applies to any event, Section 8(c) shall be applicable to such event, and this Section 8(a) shall not be applicable.

(b)	Liquidation or Dissolution. In the event of a proposed liquidation or dissolution of the Company, the Board shall upon written notice to the Participants provide that all then unexercised Options will (i) become exercisable in full as of a specified time at least 10 business days prior to the effective date of such liquidation or dissolution and (ii) terminate effective upon such liquidation or dissolution, except to the extent exercised before such effective date. The Board may specify the effect of a liquidation or dissolution on any Restricted Stock Award granted under the Plan at the time of the grant.

(c)	Reorganization Events.

(1)	Definition. A “Reorganization Event” shall mean: (a) any merger or consolidation of the Company with or into another entity as a result of which all of the Common Stock of the Company is converted into or exchanged for the right to receive cash, securities or other property or (b) any exchange of all of the Common Stock of the Company for cash, securities or other property pursuant to a share exchange transaction.

(2)

Consequences of a Reorganization Event on Options. Upon the occurrence of a Reorganization Event, or the execution by the Company of any agreement with respect to a Reorganization Event, the Board shall provide that all outstanding Options shall be assumed, or equivalent options shall be substituted, by the acquiring or succeeding corporation (or an affiliate thereof). For purposes hereof, an Option shall be considered to be assumed if, following consummation of the Reorganization Event, the Option confers the right to purchase, for each share of Common Stock subject to the Option immediately prior to the consummation of the Reorganization Event, the consideration (whether cash, securities or other property) received as a result of the

Reorganization Event by holders of Common Stock for each share of Common Stock held immediately prior to the consummation of the Reorganization Event (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares of Common Stock); provided, however, that if the consideration received as a result of the Reorganization Event is not solely common stock of the acquiring or succeeding corporation (or an affiliate thereof), the Company may, with the consent of the acquiring or succeeding corporation, provide for the consideration to be received upon the exercise of Options to consist solely of common stock of the acquiring or succeeding corporation (or an affiliate thereof) equivalent in fair market value to the per share consideration received by holders of outstanding shares of Common Stock as a result of the Reorganization Event.

Notwithstanding the foregoing, if the acquiring or succeeding corporation (or an affiliate thereof) does not agree to assume, or substitute for, such Options, then the Board shall, upon written notice to the Participants, provide that all then unexercised Options will become exercisable in full as of a specified time prior to the Reorganization Event and will terminate immediately prior to the consummation of such Reorganization Event, except to the extent exercised by the Participants before the consummation of such Reorganization Event; provided, however, that in the event of a Reorganization Event under the terms of which holders of Common Stock will receive upon consummation thereof a cash payment for each share of Common Stock surrendered pursuant to such Reorganization Event (the “Acquisition Price”), then the Board may instead provide that all outstanding Options shall terminate upon consummation of such Reorganization Event and that each Participant shall receive, in exchange therefore, a cash payment equal to the amount (if any) by which (A) the Acquisition Price multiplied by the number of shares of Common Stock subject to such outstanding Options (whether or not then exercisable), exceeds (B) the aggregate exercise price of such Options. To the extent all or any portion of an Option becomes exercisable solely as a result of the first sentence of this paragraph, upon exercise of such Option the Participant shall receive shares subject to a right of repurchase by the Company or its successor at the Option exercise price. Such repurchase right (1) shall lapse at the same rate as the Option would have become exercisable under its terms and (2) shall not apply to any shares subject to the Option that were exercisable under its terms without regard to the first sentence of this paragraph.

(3)	Consequences of a Reorganization Event on Restricted Stock Awards. Upon the occurrence of a Reorganization Event, the repurchase and other rights of the Company under each outstanding Restricted Stock Award shall inure to the benefit of the Company’s successor and shall apply to the cash, securities or other property that the Common Stock was converted into or exchanged for pursuant to such Reorganization Event in the same manner and to the same extent as they applied to the Common Stock subject to such Restricted Stock Award.

9.	General Provisions Applicable to Awards

(a)

Transferability of Awards. Awards shall not be sold, assigned, transferred, pledged or otherwise encumbered by the person to whom they are granted, either voluntarily or by operation of law, except by will or the laws of descent and distribution or, other than in the case of an Incentive Stock Option, pursuant to a qualified domestic relations order, and, during the life of the Participant, shall be exercisable only by the Participant; provided that the Board may permit or provide in an Award for the gratuitous transfer of the Award by the Participant to or for the benefit of any immediate family member, family trust or family partnership established solely for the benefit of the Participant and/or an immediate family member thereof if, with respect to such proposed transferee, the Company would be eligible to use a registration statement on Form S-8 for the registration of the sale of the Common Stock subject to such Award under the Securities Act of 1933, as amended and provided further that the Company shall not be required to recognize any such transfer until such time as the Participant and such permitted transferee shall, as a condition to such transfer, deliver to the Company a written instrument in form and substance satisfactory to the Company confirming that such transferee shall be bound by all of the terms and conditions of the Award. References to a Participant, to the extent relevant in the context, shall include references to authorized transferees.

(b)	Documentation. Each Award shall be evidenced in such form (written, electronic or otherwise) as the Board shall determine. Each Award may contain terms and conditions in addition to those set forth in the Plan.

(c)	Board Discretion. Except as otherwise provided by the Plan, each Award may be made alone or in addition or in relation to any other Award. The terms of each Award need not be identical, and the Board need not treat Participants uniformly.

(d)	Termination of Status. The Board shall determine the effect on an Award of the disability, death, retirement, authorized leave of absence or other change in the employment or other status of a Participant and the extent to which, and the period during which, the Participant, the Participant’s legal representative, conservator, guardian or Designated Beneficiary may exercise rights under the Award.

(e)	Withholding. Each Participant shall pay to the Company, or make provision satisfactory to the Board for payment of, any taxes required by law to be withheld in connection with Awards to such Participant no later than the date of the event creating the tax liability. Except as the Board may otherwise provide in an Award, when the Common Stock is registered under the Exchange Act, Participants may satisfy such tax obligations in whole or in part by delivery of shares of Common Stock, including shares retained from the Award creating the tax obligation, valued at their Fair Market Value; provided, however, that the total tax withholding where stock is being used to satisfy such tax obligations cannot exceed the Company’s minimum statutory withholding obligations (based on minimum statutory withholding rates for federal and state tax purposes, including payroll taxes, that are applicable to such supplemental taxable income). The Company may, to the extent permitted by law, deduct any such tax obligations from any payment of any kind otherwise due to a Participant.

(f)	Amendment of Award. The Board may amend, modify or terminate any outstanding Award, including but not limited to, substituting therefore another Award of the same or a different type, changing the date of exercise or realization, and converting an Incentive Stock Option to a Nonstatutory Stock Option, provided that the Participant’s consent to such action shall be required unless the Board determines that the action, taking into account any related action, would not materially and adversely affect the Participant.

(g)	Conditions on Delivery of Stock. The Company will not be obligated to deliver any shares of Common Stock pursuant to the Plan or to remove restrictions from shares previously delivered under the Plan until (i) all conditions of the Award have been met or removed to the satisfaction of the Company, (ii) in the opinion of the Company’s counsel, all other legal matters in connection with the issuance and delivery of such shares have been satisfied, including any applicable securities laws and any applicable stock exchange or stock market rules and regulations, and (iii) the Participant has executed and delivered to the Company such representations or agreements as the Company may consider appropriate to satisfy the requirements of any applicable laws, rules or regulations.

(h)	Vesting of Awards. No Award granted under the Plan after July 19, 2005 to any employee of the Company may vest or become exercisable in increments greater than one-third of the total Award in any period of twelve consecutive months following the date of grant.

(i)

Repricing of Awards. Unless such action is approved by the Company’s stockholders: (1) no outstanding Award granted under the Plan may be amended to provide for an exercise price per share that is less than the then-existing exercise price per share of such outstanding Award (other than adjustments pursuant to Section 8), (2) the Board may not cancel any outstanding Award (whether or not granted under the Plan) and grant in substitution therefore new Awards under the Plan covering the same or a different number of shares of Common Stock and having an exercise price per share less than the then-existing exercise price per share of the cancelled Award, and (3) the Board may not repurchase any outstanding Award granted under the Plan at a price greater than the current fair market value of the existing award.

10.	Miscellaneous

(a)	No Right To Employment or Other Status. No person shall have any claim or right to be granted an Award, and the grant of an Award shall not be construed as giving a Participant the right to continued employment or any other relationship with the Company. The Company expressly reserves the right at any time to dismiss or otherwise terminate its relationship with a Participant free from any liability or claim under the Plan, except as expressly provided in the applicable Award.

(b)	No Rights As Stockholder. Subject to the provisions of the applicable Award, no Participant or Designated Beneficiary shall have any rights as a stockholder with respect to any shares of Common Stock to be distributed with respect to an Award until becoming the record holder of such shares. Notwithstanding the foregoing, in the event the Company effects a split of the Common Stock by means of a stock dividend and the exercise price of and the number of shares subject to such Option are adjusted as of the date of the distribution of the dividend (rather than as of the record date for such dividend), then an optionee who exercises an Option between the record date and the distribution date for such stock dividend shall be entitled to receive, on the distribution date, the stock dividend with respect to the shares of Common Stock acquired upon such Option exercise, notwithstanding the fact that such shares were not outstanding as of the close of business on the record date for such stock dividend.

(c)	Effective Date and Term of Plan. The Plan shall become effective on the date on which it is adopted by the Board, but no Award granted to a Participant that is intended to comply with Section 162(m) shall become exercisable, vested or realizable, as applicable to such Award, unless and until the Plan has been approved by the Company’s stockholders to the extent stockholder approval is required by Section 162(m) in the manner required under Section 162(m), including the vote required under Section 162(m). No Awards shall be granted under the Plan after the completion of ten years from the earlier of (i) the date on which the Plan was adopted by the Board or (ii) the date the Plan was approved by the Company’s stockholders, but Awards previously granted may extend beyond that date.

(d)	Amendment of Plan. The Board may amend, suspend or terminate the Plan or any portion thereof at any time, provided that (i) any “material revision” to the Plan (as defined in the New York Stock Exchange Listed Company Manual, as in effect as of July 22, 2005) must be approved by the Company’s stockholders prior to such revision becoming effective and (ii) to the extent required by Section 162(m), no Award granted to a Participant that is intended to comply with Section 162(m) after the date of such amendment shall become exercisable, realizable or vested, as applicable to such Award, unless and until such amendment shall have been approved by the Company’s stockholders if required by Section 162(m), including the vote required under Section 162(m).

(e)	Governing Law. The provisions of the Plan and all Awards made hereunder shall be governed by and interpreted in accordance with the laws of the State of Delaware, without regard to any applicable conflicts of law.

Appendix B

Centene Corporation

2007 Long-Term Incentive Plan

Effective April 24, 2007

Centene Corporation

2007 Long-Term Incentive Plan

Article 1. Establishment, Purpose, and Duration

1.1	Establishment. Centene Corporation, a Delaware corporation (hereinafter referred to as the “Company”), establishes an incentive compensation plan to be known as the Centene Corporation 2007 Long-Term Incentive Plan (hereinafter referred to as the “Plan”), as set forth in this document.

This Plan permits the grant of Cash-Based Awards.

This Plan shall become effective upon shareholder approval (the “Effective Date”) and shall remain in effect as provided in Section 1.3 hereof.

1.2	Purpose of this Plan. The purpose of this Plan is to provide a means whereby Employees of the Company develop a sense of proprietorship and personal involvement in the development and financial success of the Company, and to encourage them to devote their best efforts to the business of the Company, thereby advancing the interests of the Company and its shareholders. A further purpose of this Plan is to provide a means through which the Company may attract able individuals to become Employees of the Company and to retain key Employees of the Company.

1.3	Duration of this Plan. Unless sooner terminated as provided herein, this Plan shall terminate ten (10) years from the Effective Date. After this Plan is terminated, no Awards may be granted but Awards previously granted shall remain outstanding in accordance with their applicable terms and conditions and this Plan’s terms and conditions.

Article 2. Definitions

Whenever used in this Plan, the following terms shall have the meanings set forth below, and when the meaning is intended, the initial letter of the word shall be capitalized.

2.1	“Affiliate” shall mean any corporation or other entity (including, but not limited to, a partnership or a limited liability company), that is affiliated with the Company through stock or equity ownership or otherwise, and is designated as an Affiliate for purposes of this Plan by the Committee.

2.2	“Award” means, individually or collectively, a grant under this Plan of Cash-Based Awards or Covered Employee Annual Incentive Awards, subject to the terms of this Plan.

2.3	“Award Agreement” means either (i) a written agreement entered into by the Company and a Participant setting forth the terms and provisions applicable to an Award granted under this Plan, or (ii) a written or electronic statement issued by the Company to a Participant describing the terms and provisions of such Award, including any amendment or modification thereof. The Committee may provide for the use of electronic, internet or other non-paper Award Agreements, and the use of electronic, internet or other non-paper means for the acceptance thereof and actions thereunder by a Participant.

2.4	“Beneficial Owner” or “Beneficial Ownership” shall have the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the Exchange Act.

2.5	“Board” or “Board of Directors” means the Board of Directors of the Company.

2.6	“Cash-Based Award” means an Award, denominated in cash, granted to a Participant as described in Article 6.

2.7	“Cause” means, unless otherwise specified in an Award Agreement or in an applicable employment agreement between the Company and a Participant, with respect to any Participant, as determined by the Committee in its sole discretion:

(a)	Willful failure to substantially perform his or her duties as an Employee (for reasons other than physical or mental illness) or Director after reasonable notice to the Participant of that failure;

(b)	Misconduct that materially injures the Company or any Subsidiary or Affiliate;

(c)	Conviction of, or entering into a plea of nolo contendere to, a felony; or

(d)	Breach of any written covenant or agreement with the Company or any Subsidiary or Affiliate.

2.8	“Change of Control” means any of the following events:

(a)	The acquisition by any one person, or more than one person acting as a group (as defined in paragraph (g)(5)(v)(B) of 26 CFR §1.409A-3), acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than fifty (50) percent of the total fair market value or total voting power of the stock of the Company. However, if any one person, or more than one person acting as a group, is considered to own more than fifty (50) percent of the total fair market value or total voting power of the stock of the Company, the acquisition of additional stock by the same person or persons is not considered to cause a Change of Control. An increase in the percentage of stock owned by any one person, or persons acting as a group, as a result of a transaction in which the Company acquires its stock in exchange for property will be treated as an acquisition of stock for purposes of this section (a);

(b)	A majority of members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Company's Board prior to the date of the appointment or election; or

(c)	The acquisition by any one person, or more than one person acting as a group (as defined in paragraph (g)(5)(v)(B) of 26 CFR §1.409A-3), acquires (or has acquired during the 12- month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than forty (40) percent of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions. For purposes of this paragraph (c), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

2.9	“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time. For purposes of this Plan, references to sections of the Code shall be deemed to include references to any applicable regulations thereunder and any successor or similar provision.

2.10	“Committee” means the Compensation Committee of the Board or a subcommittee thereof, or any other committee designated by the Board to administer this Plan. The members of the Committee shall be appointed from time to time by and shall serve at the discretion of the Board. If the Committee does not exist or cannot function for any reason, the Board may take any action under the Plan that would otherwise be the responsibility of the Committee.

2.11	“Company” means Centene Corporation, a Delaware corporation, and any successor thereto as provided in Article 14 herein.

2.12	“Consolidated Operating Earnings” means the consolidated earnings before income taxes of the Company, computed in accordance with generally accepted accounting principles, but shall exclude the effects of Extraordinary Items.

2.13	“Covered Employee” means any Employee who is or may become a “Covered Employee,” as defined in Code Section 162(m), and who is designated, either as an individual Employee or class of Employees, by the Committee within the shorter of (i) ninety (90) days after the beginning of the Performance Period, or (ii) twenty-five percent (25%) of the Performance Period has elapsed, as a “Covered Employee” under this Plan for such applicable Performance Period.

2.14	“Covered Employee Annual Incentive Award” means an Award granted to a Covered Employee as described in Article 9.

2.15	“Effective Date” has the meaning set forth in Section 1.1.

2.16	“Employee” means any individual performing services for the Company, an Affiliate, or a Subsidiary and designated as an employee of the Company, its Affiliates, and/or its Subsidiaries on the payroll records thereof. An Employee shall not include any individual during any period he or she is classified or treated by the Company, Affiliate, and/or Subsidiary as an independent contractor, a consultant, or any employee of an employment, consulting, or temporary agency or any other entity other than the Company, Affiliate, and/or Subsidiary, without regard to whether such individual is subsequently determined to have been, or is subsequently retroactively reclassified as a common-law employee of the Company, Affiliate, and/or Subsidiary during such period.

2.17	“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor act thereto.

2.18	“Extraordinary Items” means (i) extraordinary, unusual, and/or nonrecurring items of gain or loss; (ii) gains or losses on the disposition of a business; (iii) changes in tax or accounting regulations or laws; or (iv) the effect of a merger or acquisition, all of which must be identified in the audited financial statements, including footnotes, or Management Discussion and Analysis section of the Company’s annual report.

2.19	“Insider” shall mean an individual who is, on the relevant date, an officer, or Director of the Company, or a more than ten percent (10%) Beneficial Owner of any class of the Company’s equity securities that is registered pursuant to Section 12 of the Exchange Act, as determined by the Board in accordance with Section 16 of the Exchange Act.

2.20	“Net Income” means the consolidated net income before taxes for the Plan Year, as reported in the Company’s annual report to shareholders or as otherwise reported to shareholders.

2.21	“Operating Cash Flow” means cash flow from operating activities as defined in Statement of Financial Accounting Standard No. 95, “Statement of Cash Flows.”

2.22	“Participant” means any eligible individual as set forth in Article 5 to whom an Award is granted.

2.23	“Performance-Based Compensation” means compensation under an Award that is intended to satisfy the requirements of Code Section 162(m) for certain performance-based compensation paid to Covered Employees. Notwithstanding the foregoing, nothing in this Plan shall be construed to mean that an Award which does not satisfy the requirements for performance-based compensation under Code Section 162(m) does not constitute performance-based compensation for other purposes, including Code Section 409A.

2.24	“Performance Measures” means measures as described in Article 8 on which the performance goals are based and which are approved by the Company’s shareholders pursuant to this Plan in order to qualify Awards as Performance-Based Compensation.

2.25	“Performance Period” means the period of time during which the performance goals must be met in order to determine the degree of payout and/or vesting with respect to an Award.

2.26	“Plan” means the Centene Corporation 2007 Long-Term Incentive Plan.

2.27	“Plan Year” means the respective calendar year.

2.28	“Subsidiary” means any corporation or other entity, whether domestic or foreign, in which the Company has or obtains, directly or indirectly, a proprietary interest of more than fifty percent (50%) by reason of stock ownership or otherwise.

Article 3. Administration

3.1	General. The Committee shall be responsible for administering this Plan, subject to this Article 3 and the other provisions of this Plan. The Committee may employ attorneys, consultants, accountants, agents, and other individuals, any of whom may be an Employee, and the Committee, the Company, and its officers and Directors shall be entitled to rely upon the advice, opinions, or valuations of any such individuals. All actions taken and all interpretations and determinations made by the Committee shall be final and binding upon the Participants, the Company, and all other interested individuals.

3.2	Authority of the Committee. The Committee shall have full and exclusive discretionary power to interpret the terms and the intent of this Plan and any Award Agreement or other agreement or document ancillary to or in connection with this Plan, to determine eligibility for Awards and to adopt such rules, regulations, forms, instruments, and guidelines for administering this Plan as the Committee may deem necessary or proper. Such authority shall include, but not be limited to, selecting Award recipients, establishing all Award terms and conditions, including the terms and conditions set forth in Award Agreements, granting Awards as an alternative to or as the form of payment for grants or rights earned or due under compensation plans or arrangements of the Company, construing any ambiguous provision of the Plan or any Award Agreement, and, subject to Article 12 adopting modifications and amendments to this Plan or any Award Agreement, including without limitation, any that are necessary to comply with the laws of the countries and other jurisdictions in which the Company, its Affiliates, and/or its Subsidiaries operate.

3.3	Delegation. The Committee may delegate to one or more of its members or to one or more officers of the Company, and/or its Subsidiaries and Affiliates or to one or more agents or advisors such administrative duties or powers as it may deem advisable, and the Committee or any individuals to whom it has delegated duties or powers as aforesaid may employ one or more individuals to render advice with respect to any responsibility the Committee or such individuals may have under this Plan. The Committee may, by resolution, authorize one or more officers of the Company to do one or both of the following on the same basis as can the Committee: (a) designate Employees to be recipients of Awards; determine the size of any such Awards; provided, however, (i) the Committee shall not delegate such responsibilities to any such officer for Awards granted to an Employee who is considered an Insider; (ii) the resolution providing such authorization sets forth the total number of Awards such officer(s) may grant; and (iii) the officer(s) shall report periodically to the Committee regarding the nature and scope of the Awards granted pursuant to the authority delegated.

Article 4. Adjustments in Awards

In the event of any corporate event or transaction (including, but not limited to, a change in the Shares of the Company or the capitalization of the Company) such as a merger, consolidation, reorganization, recapitalization, separation, partial or complete liquidation, stock dividend, stock split, reverse stock split, split up, spin-off, or other distribution of stock or property of the Company, combination of Shares, exchange of Shares, dividend in-kind, or other like change in capital structure, the Committee shall make appropriate adjustments in the terms of any Awards under this Plan to reflect or relate to such changes or distributions and to modify any other terms of outstanding Awards, including modifications of performance goals and changes in the length of Performance Periods. Notwithstanding anything herein to the contrary, following a Change in Control the Committee may not take any such action as described in this Article 4 if such action would result in a violation of the requirements of Code Section 409A. The determination of the Committee as to the foregoing adjustments, if any, shall be conclusive and binding on Participants under this Plan.

Subject to the provisions of Article 12 and notwithstanding anything else herein to the contrary, the Committee may authorize the issuance or assumption of benefits under this Plan in connection with any merger, consolidation, acquisition of property or stock, or reorganization upon such terms and conditions as it may deem appropriate, subject to compliance with the rules under Code Section 409A, where applicable.

Article 5. Eligibility and Participation

5.1	Eligibility. Individuals eligible to participate in this Plan include all Employees.

5.2	Actual Participation. Subject to the provisions of this Plan, the Committee may, from time to time, select from all eligible individuals, those individuals to whom Awards shall be granted and shall determine, in its sole discretion, the nature of, any and all terms permissible by law, and the amount of each Award.

Article 6. Cash-Based Awards

6.1	Grant of Cash-Based Awards. Subject to the terms and provisions of the Plan, the Committee, at any time and from time to time, may grant Cash-Based Awards to Participants in such amounts and upon such terms as the Committee may determine.

6.2	Value of Cash-Based Awards. Each Cash-Based Award shall specify a payment amount or payment range as determined by the Committee. The Committee may establish performance goals in its discretion. If the Committee exercises its discretion to establish performance goals, the number and/or value of Cash-Based Awards that will be paid out to the Participant will depend on the extent to which the performance goals are met.

6.3	Payment of Cash-Based Awards. Payment, if any, with respect to a Cash-Based Award shall be made in accordance with the terms of the Award, in cash or Shares as the Committee determines.

6.4	Termination of Employment. The Committee shall determine the extent to which the Participant shall have the right to receive Cash-Based Awards following termination of the Participant’s employment with or provision of services to the Company, its Affiliates, and/or its Subsidiaries, as the case may be. Such provisions shall be determined in the sole discretion of the Committee, such provisions may be included in an agreement entered into with each Participant, but need not be uniform among all Awards of Cash-Based Awards issued pursuant to the Plan, and may reflect distinctions based on the reasons for termination.

6.5	Change of Control. The Committee shall determine the extent to which the Participant shall have the right to receive Cash-Based Awards following a Change of Control. Such provisions shall be determined in the sole discretion of the Committee, such provisions may be included in an agreement entered into with each Participant, but need not be uniform among all Awards of Cash-Based Awards issued pursuant to the Plan.

Article 7. Transferability of Awards

Except as otherwise provided in a Participant’s Award Agreement or otherwise determined at any time by the Committee, no Award granted under this Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution; provided that the Board or Committee may permit further transferability, on a general or a specific basis, and may impose conditions and limitations on any permitted transferability.

Article 8. Performance Measures

8.1	Performance Measures. The performance goals upon which the payment or vesting of an Award to a Covered Employee (other than a Covered Employee Annual Incentive Award awarded or credited pursuant to Article 9) that is intended to qualify as Performance-Based Compensation shall be limited to the following Performance Measures:

(a)	Net earnings or net income (before or after taxes);
(b)	Earnings per share;
(c)	Net sales or revenue growth;
(d)	Net operating profit;
(e)	Return measures (including, but not limited to, return on assets, capital, invested capital, equity, sales, or revenue);
(f)	Cash flow (including, but not limited to, operating cash flow, free cash flow, cash flow return on equity, and cash flow return on investment);
(g)	Earnings before or after taxes, interest, depreciation, and/or amortization;
(h)	Gross or operating margins;
(i)	Productivity ratios;
(j)	Share price (including, but not limited to, growth measures and total shareholder return);
(k)	Expense targets;
(l)	Margins;
(m)	Operating efficiency;
(n)	Market share;
(o)	Customer satisfaction;
(p)	Working capital targets; and
(q)	Economic value added or EVA® (net operating profit after tax minus the sum of capital multiplied by the cost of capital).

Any Performance Measure(s) may be used to measure the performance of the Company, Subsidiary, and/or Affiliate as a whole or any business unit of the Company, Subsidiary, and/or Affiliate or any combination thereof, as the Committee may deem appropriate, or any of the above Performance Measures as compared to the performance of a group of comparator companies, or published or special index that the Committee, in its sole discretion, deems appropriate, or the Company may select Performance Measure (j) above as compared to various stock market indices. The Committee also has the authority to provide for accelerated vesting of any Award based on the achievement of performance goals pursuant to the Performance Measures specified in this Article 8.

8.2

Evaluation of Performance. The Committee may provide in any such Award that any evaluation of performance may include or exclude any of the following events that occurs during a Performance Period: (a) asset write-downs, (b) litigation or claim judgments or settlements, (c) the effect of changes in tax laws, accounting principles, or other laws or provisions affecting reported results, (d) any reorganization and restructuring programs, (e) extraordinary nonrecurring items as described in Accounting Principles Board Opinion No. 30 and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to shareholders for the applicable year, (f) acquisitions or divestitures, and (g) foreign exchange gains and losses. To the extent such inclusions or exclusions affect Awards to Covered Employees, they shall be prescribed in a form that meets the requirements of Code Section 162(m) for deductibility.

8.3	Adjustment of Performance-Based Compensation. Awards that are intended to qualify as Performance-Based Compensation may not be adjusted upward. The Committee shall retain the discretion to adjust such Awards downward, either on a formula or discretionary basis or any combination, as the Committee determines.

8.4	Committee Discretion. In the event that applicable tax and/or securities laws change to permit Committee discretion to alter the governing Performance Measures without obtaining shareholder approval of such changes, the Committee shall have sole discretion to make such changes without obtaining shareholder approval, provided the exercise of such discretion does not violate Code Section 409A. In addition, in the event that the Committee determines that it is advisable to grant Awards that shall not qualify as Performance-Based Compensation, the Committee may make such grants without satisfying the requirements of Code Section 162(m) and base vesting on Performance Measures other than those set forth in Section 8.1.

Article 9. Covered Employee Incentive Award

9.1	Establishment of Incentive Pool. The Committee may designate Covered Employees who are eligible to receive a monetary payment in any Plan Year based on a percentage of an incentive pool equal to the greater of: (i) five percent (5%) of the Company’s Consolidated Net Earnings before income taxes for this Plan Year, (ii) three percent (3%) of the Company’s Operating Cash Flow for this Plan Year, or (iii) eight percent (8%) of the Company’s Net Income for this Plan Year. The Committee shall allocate an incentive pool percentage to each designated Covered Employee for each Plan Year. In no event may (1) the incentive pool percentage for any one Covered Employee exceed fifty percent (50%) of the total pool and (2) the sum of the incentive pool percentages for all Covered Employees cannot exceed one hundred percent (100%) of the total pool.

9.2	Determination of Covered Employees’ Portions. As soon as possible after the determination of the incentive pool for a Plan Year, the Committee shall calculate each Covered Employee’s allocated portion of the incentive pool based upon the percentage established at the beginning of this Plan Year. Each Covered Employee’s incentive Award then shall be determined by the Committee based on the Covered Employee’s allocated portion of the incentive pool subject to adjustment in the sole discretion of the Committee. In no event may the portion of the incentive pool allocated to a Covered Employee be increased in any way, including as a result of the reduction of any other Covered Employee’s allocated portion. The Committee shall retain the discretion to adjust such Awards downward.

9.3	Change of Control. The Committee shall determine the extent to which the Participant shall have the right to receive Covered Employee Annual Incentive Award following a Change of Control. Such provisions shall be determined in the sole discretion of the Committee, such provisions may be included in an agreement entered into with each Participant, but need not be uniform among all Covered Employee Annual Incentive Awards issued pursuant to the Plan.

Article 10. Beneficiary Designation

Each Participant under this Plan may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under this Plan is to be paid in case of his death before he receives any or all of such benefit. Each such designation shall revoke all prior designations by the same Participant, shall be in a form prescribed by the Committee, and will be effective only when filed by the Participant in writing with the Company during the Participant’s lifetime. In the absence of any such beneficiary designation, benefits remaining unpaid at the Participant’s death shall be paid to the Participant’s executor, administrator, or legal representative.

Article 11. Rights of Participants

11.1	Employment. Nothing in this Plan or an Award Agreement shall interfere with or limit in any way the right of the Company, its Affiliates, and/or its Subsidiaries, to terminate any Participant’s employment at any time or for any reason not prohibited by law, nor confer upon any Participant any right to continue his employment for any specified period of time.

Neither an Award nor any benefits arising under this Plan shall constitute an employment contract with the Company, its Affiliates, and/or its Subsidiaries and, accordingly, subject to Articles 3 and 12 this Plan and the benefits hereunder may be terminated at any time in the sole and exclusive discretion of the Committee without giving rise to any liability on the part of the Company, its Affiliates, and/or its Subsidiaries.

11.2	Participation. No individual shall have the right to be selected to receive an Award under this Plan, or, having been so selected, to be selected to receive a future Award.

Article 12. Amendment, Modification, Suspension, and Termination

12.1	Amendment, Modification, Suspension, and Termination. Subject to Section 12.3, the Committee may, at any time and from time to time, alter, amend, modify, suspend, or terminate this Plan and any Award Agreement in whole or in part; provided, however, that, no amendment of this Plan shall be made without shareholder approval if shareholder approval is required by law, regulation, or stock exchange rule, including, but not limited to, the Securities Exchange Act of 1934, as amended, the Internal Revenue Code of 1986, as amended, and, if applicable, the New York Stock Exchange Listed Company Manual/the Nasdaq issuer rules.

12.2	Adjustment of Awards Upon the Occurrence of Certain Unusual or Nonrecurring Events. The Committee may make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events affecting the Company or the financial statements of the Company or of changes in applicable laws, regulations, or accounting principles, whenever the Committee determines that such adjustments are appropriate in order to prevent unintended dilution or enlargement of the benefits or potential benefits intended to be made available under this Plan. The determination of the Committee as to the foregoing adjustments, if any, shall be conclusive and binding on Participants under this Plan.

12.3	Awards Previously Granted. Notwithstanding any other provision of this Plan to the contrary (other than Section 12.4), no termination, amendment, suspension, or modification of this Plan or an Award Agreement shall adversely affect in any material way any Award previously granted under this Plan, without the written consent of the Participant holding such Award.

12.4	Amendment to Conform to Law. Notwithstanding any other provision of this Plan to the contrary, the Board of Directors may amend the Plan or an Award Agreement, to take effect retroactively or otherwise, as deemed necessary or advisable for the purpose of conforming the Plan or an Award Agreement to any present or future law relating to plans of this or similar nature (including, but not limited to, Code Section 409A), and to the administrative regulations and rulings promulgated thereunder. By accepting an Award under this Plan, a Participant agrees to any amendment made pursuant to this Section 12.4 to any Award granted under the Plan without further consideration or action.

Article 13. Tax Withholding

The Company shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company, the minimum statutory amount to satisfy federal, state, and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of this Plan.

Article 14. Successors

All obligations of the Company under this Plan with respect to Awards granted hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

Article 15. General Provisions

15.1	Forfeiture Events.

(a)	The Committee may specify in an Award Agreement that the Participant’s rights, payments, and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture, or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Such events may include, but shall not be limited to, termination of employment for cause, termination of the Participant’s provision of services to the Company, Affiliate, and/or Subsidiary, violation of material Company, Affiliate, and/or Subsidiary policies, breach of noncompetition, confidentiality, or other restrictive covenants that may apply to the Participant, or other conduct by the Participant that is detrimental to the business or reputation of the Company, its Affiliates, and/or its Subsidiaries.

(b)	If the Company is required to prepare an accounting restatement due to the material noncompliance of the Company, as a result of misconduct, with any financial reporting requirement under the securities laws, if the Participant is one of the individuals subject to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act of 2002, the Board may require the Participant to reimburse the Company the amount of any payment in settlement of an Award earned or accrued during the twelve- (12-) month period following the first public issuance or filing with the United States Securities and Exchange Commission (whichever just occurred) of the financial document embodying such financial reporting requirement.

15.2	Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine, the plural shall include the singular, and the singular shall include the plural.

15.3	Severability. In the event any provision of this Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of this Plan, and this Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

15.4	Requirements of Law. The granting of Awards under this Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

15.5	Employees Based Outside of the United States. Notwithstanding any provision of this Plan to the contrary, in order to comply with the laws in other countries in which the Company, its Affiliates, and/or its Subsidiaries operate or have Employees, the Committee, in its sole discretion, shall have the power and authority to:

(a)	Determine which Affiliates and Subsidiaries shall be covered by this Plan;

(b)	Determine which Employees outside the United States are eligible to participate in this Plan;

(c)	Modify the terms and conditions of any Award granted to Employees outside the United States to comply with applicable foreign laws;

(d)	Establish subplans and modify exercise procedures and other terms and procedures, to the extent such actions may be necessary or advisable. Any subplans and modifications to Plan terms and procedures established under this Section 15.5 by the Committee shall be attached to this Plan document as appendices; and

(e)	Take any action, before or after an Award is made, that it deems advisable to obtain approval or comply with any necessary local government regulatory exemptions or approvals.

Notwithstanding the above, the Committee may not take any actions hereunder, and no Awards shall be granted, that would violate applicable law.

15.6	Unfunded Plan. Participants shall have no right, title, or interest whatsoever in or to any investments that the Company, and/or its Subsidiaries, and/or its Affiliates may make to aid it in meeting its obligations under this Plan. Nothing contained in this Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and any Participant, beneficiary, legal representative, or any other individual. To the extent that any individual acquires a right to receive payments from the Company, its Subsidiaries, and/or its Affiliates under this Plan, such right shall be no greater than the right of an unsecured general creditor of the Company, a Subsidiary, or an Affiliate, as the case may be. All payments to be made hereunder shall be paid from the general funds of the Company, a Subsidiary, or an Affiliate, as the case may be and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such amounts except as expressly set forth in this Plan.

15.7	Retirement and Welfare Plans. Neither Awards made under this Plan nor cash paid pursuant to such Awards except pursuant to Covered Employee Annual Incentive Awards, may be included as “compensation” for purposes of computing the benefits payable to any Participant under the Company’s or any Subsidiary’s or Affiliate’s retirement plans (both qualified and non-qualified) or welfare benefit plans unless such other plan expressly provides that such compensation shall be taken into account in computing a Participant’s benefit.

15.8	Deferred Compensation. It is intended that any Award made under this Plan that results in the deferral of compensation (as defined under Code Section 409A) complies with the requirements of Code Section 409A.

15.9	Nonexclusivity of this Plan. The adoption of this Plan shall not be construed as creating any limitations on the power of the Board or Committee to adopt such other compensation arrangements as it may deem desirable for any Participant.

15.10	No Constraint on Corporate Action. Nothing in this Plan shall be construed to: (i) limit, impair, or otherwise affect the Company’s or a Subsidiary’s or an Affiliate’s right or power to make adjustments, reclassifications, reorganizations, or changes of its capital or business structure, or to merge or consolidate, or dissolve, liquidate, sell, or transfer all or any part of its business or assets; or, (ii) limit the right or power of the Company or a Subsidiary or an Affiliate to take any action which such entity deems to be necessary or appropriate.

15.11	Governing Law. The Plan and each Award Agreement shall be governed by the laws of the State of Delaware, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Plan to the substantive law of another jurisdiction. Unless otherwise provided in the Award Agreement, recipients of an Award under this Plan are deemed to submit to the exclusive jurisdiction and venue of the federal or state courts of Delaware, to resolve any and all issues that may arise out of or relate to this Plan or any related Award Agreement.

15.12	Indemnification. Subject to requirements of Delaware law, each individual who is or shall have been a member of the Board, or a Committee appointed by the Board, or an officer of the Company to whom authority was delegated in accordance with Article 3, shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under this Plan and against and from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his/her own behalf, unless such loss, cost, liability, or expense is a result of his/her own willful misconduct or except as expressly provided by statute.

The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such individuals may be entitled under the Company’s Certificate of Incorporation or Bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL PROPOSALS.	Please Mark Here for Address Change or Comments	☐
SEE REVERSE SIDE

The Board of Directors recommends a vote FOR all director nominees.

1.	ELECTION OF CLASS III DIRECTORS Nominees — 01 Steve Bartlett 02 Tommy Thompson	FOR the nominees listed (except as marked to the contrary) ☐	WITHHOLD AUTHORITY to vote for all nominees ☐	3.	APPROVAL OF AMENDMENTS TO THE 2003 STOCK INCENTIVE PLAN The Board of Directors recommends a vote FOR proposal 3.	FOR AGAINST ABSTAIN ☐ ☐ ☐
(To withhold authority to vote for one individual nominee, write the name of the nominee on the line provided below.)				4.	APPROVAL OF THE 2007 LONG-TERM INCENTIVE PLAN The Board of Directors recommends a vote FOR proposal 4.	FOR AGAINST ABSTAIN ☐ ☐ ☐
				5.	OTHER BUSINESS In their discretion the Proxies are authorized to vote upon such other matters as may properly come before the meeting.

2.	RATIFICATION OF APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM The Board of Directors recommends a vote FOR proposal 2.	FOR AGAINST ABSTAIN ☐ ☐ ☐		THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. CONFIDENTIAL VOTE REQUESTED: ☐

Signature	Signature	Date

Please sign exactly as name appears above and to the left. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Ù  FOLD AND DETACH HERE  Ù

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING,

BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET http://www.proxyvoting.com/cnc Use the internet to vote your proxy. Have your proxy card in hand when you access the web site.	OR	TELEPHONE 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.melloninvestor.com/isd where step-by-step instructions will prompt you through enrollment.

CENTENE CORPORATION

PROXY

ANNUAL MEETING OF STOCKHOLDERS, APRIL 24, 2007

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

The undersigned hereby appoints Michael F. Neidorff, Keith H. Williamson and each of them, with full power of substitution, Proxies of the undersigned to vote all shares of Common Stock of Centene Corporation, standing in the name of the undersigned or with respect to which the undersigned is entitled to vote, at the Annual Meeting of Stockholders of Centene Corporation, to be held at The Ritz-Carlton, 100 Carondelet Ave., St. Louis, Missouri 63105, on Tuesday, April 24, 2007, at 10:00 a.m., central daylight savings time, and at any adjournments thereof.

If more than one of the above named Proxies shall be present in person or by substitution at such meeting or at any adjournment thereof, then both of said Proxies shall exercise all of the powers hereby given. The undersigned hereby revokes any proxy heretofore given to vote at such meeting.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED

POSTAGE-PAID ENVELOPE.

(CONTINUED AND TO BE SIGNED AND DATED ON THE REVERSE SIDE.)

Address Change/Comments (Mark the corresponding box on the reverse side)

Ù FOLD AND DETACH HERE Ù

You can now access your Centene Corporation account online.

Access your Centene Corporation shareholder account online via Investor ServiceDirect® (ISD).

Mellon Investor Services LLC, Transfer Agent for Centene Corporation, now makes it easy and convenient to get current information on your shareholder account.

• View account status • View certificate history • View book-entry information	• View payment history for dividends • Make address changes • Obtain a duplicate 1099 tax form • Establish/change your PIN

Visit us on the web at http://www.melloninvestor.com

For Technical Assistance Call 1-877-978-7778 between 9am-7pm

Monday-Friday Eastern Time

Investor ServiceDirect® is a registered trademark of Mellon Investor Services LLC

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www.melloninvestor.com/isd/

Investor ServiceDirect®

Available 24 hours per day, 7 days per week

TOLL FREE NUMBER:                                         1-800-370-1163